                     SECURITIES EXCHANGE AND COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  July 18, 2000

                     Terayon Communication Systems, Inc.
           (Exact name of registrant as specified in its charter)

                                  Delaware
               (State or other jurisdiction of incorporation)

        000-24647                                        77-0328533
  (Commission File No.)                    (I.R.S. Employer Identification No.)

                            2952 Bunker Hill Lane
                            Santa Clara, CA 95054
            (Address of principal executive offices and zip code)

     Registrant's telephone number, including area code: (408) 727-4400

Item 5.  Other Events

Registration Statements Nos. 333-91823, 333-95357 and 333-37978

  Terayon Communication Systems, Inc. (the "Company") hereby amends Registration Statement Nos. 333-91823, 333-95357 and 333-37978 and any prospectuses and post-effective amendments filed thereon to revise the sections entitled Prospectus Summary and Risk Factors.

  The section entitled Prospectus Summary should be deleted and replaced with the following section:


                             PROSPECTUS SUMMARY

   As used in this offering memorandum, unless the context otherwise requires, "we," "us," "our," "Company" or "Terayon" refers to Terayon Communication Systems, Inc., the issuer of the Notes, and its subsidiaries. The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire offering memorandum and the documents to which we have referred you.

                                    Terayon

Our Business

   We develop, market and sell broadband access systems that enable cable operators and other providers of broadband access services to cost effectively deploy reliable broadband access services over cable, copper wire utilizing digital subscriber line technology (or DSL) and wireless systems. We have substantial development and marketing resources focused on cable operators. However, through internal development and recent acquisitions of complementary technology and businesses, we also are focusing on service providers that offer broadband access through existing copper wire infrastructures and wireless systems.

   In recent years, the volume of bandwidth-intensive data, voice and video traffic across existing cable infrastructure, the Internet, corporate intranets and other public networks has increased dramatically. International Data Corporation estimates that the number of worldwide Internet users will increase from approximately 200 million at the end of 2000 to more than one billion by the end of 2005. IDC estimates that the number of homes in the United States with broadband access will increase from two million at the end of 1999 to 20 million by the end of 2003. As a result of the rapid evolution of broadband access, cable operators, providers of telephone services and other service providers are providing a bundle of voice, data and video services to their residential and commercial subscribers over existing and new infrastructures.

   Our objective is to be the leading provider of broadband access systems to providers of broadband services that use existing cable, copper wire (DSL) and wireless networks to offer services to residential and commercial customers. Key elements of our strategy include the following:

  .  Build a complete portfolio of broadband products;

  .  Supply leading broadband service providers worldwide;

  .  Increase our presence in existing and new markets;

  .  Extend technology leadership and advance industry standards; and

  .  Provide superior customer support.

   Our primary product is the TeraComm system, which is based on our patented Synchronous Code Division Multiple Access or "S-CDMA" technology. Our S-CDMA technology enables reliable two-way broadband data communications over both pure coaxial and hybrid fiber/coax cable infrastructure and is designed to enable cable operators to maximize the capacity and reliability of broadband data services over any cable plant. In furtherance of our strategy to provide a complete portfolio of broadband products, we have recently completed several acquisitions of complementary broadband technologies, including digital video management systems, DSL and wireless.

   We sell our broadband access products to cable operators and other providers of broadband access services through direct sales forces in North America, South America, Europe and Asia. We also distribute our products via distributors and systems integrators. Companies currently using or distributing our TeraComm system include Rogers Communications, Inc., Shaw Communications, Inc., TCA Cable TV, Inc. (a subsidiary of Cox Communications, Inc.), United Pan-Europe Communications and Crossbeam Networks Corporation, a wholly owned subsidiary of Sumitomo Corporation. Companies currently using our DSL products include major ILEC's (Incumbent Local Exchange Carriers) in the United States, including SBC, Bell Atlantic, Bell South, U.S. West and GTE.

   Our company was incorporated in California in January 1993 and reincorporated in Delaware in July 1998. Our executive offices are located at 2952 Bunker Hill Lane, Santa Clara, California 95054 and our telephone number is (408) 727-4400. Our Web site is located at www.terayon.com. Information contained on our Web site does not constitute part of this offering memorandum.

Recent Events

   We believe that the following transactions, in combination with our own internal development and previous acquisitions, significantly increase our technological expertise throughout broadband access technologies including cable modems, DSL and wireless broadband access:

  . In January 2000, we acquired Telegate Ltd., a manufacturer of telephony and data access platforms that are deployed by service providers to deliver efficient carrier-class voice services over cable. Telegate also provides in-home networking capability for telephony and data, based on the Digital Enhanced Cordless Telephony (DECT) standard.

  . In April 2000, we acquired the Access Network Electronics Division (ANE) of Tyco Electronics Corporation, a subsidiary of Tyco International Ltd. ANE produces DSL systems that allow for the provisioning of multiple phone lines over the existing copper telephony networks consisting of a single pair of copper wires that traditionally only support a single phone line.

  . In April 2000, we acquired Combox, Ltd., a manufacturer of broadband data systems and satellite communications based on international standards. Combox's cable data access systems conform to the growing EuroModem international specification, based on the Digital Video Broadcasting (DVB) standard.

  . In April 2000, we purchased certain assets of Internet Telecom Ltd., a supplier of PacketCable and other standards-based, voice-over-IP ("Internet Protocol") systems and technologies.

  . In April 2000, we acquired Ultracom Communication Holdings (1995) Ltd. ("Ultracom"), a supplier of wireless DSL and broadband systems on silicon.

  The section entitled Risk Factors should be deleted and replaced with the following section:


                                  RISK FACTORS

   Before making an investment decision, you should carefully consider the risks described below. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stick could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

We have a limited operating history and a history of losses.

   We have a limited operating history, and it is difficult to predict our future operating results. We began shipping products commercially in June 1997, and we only have been shipping products in volume since the first quarter of 1998. As of March 31, 2000, we had an accumulated deficit of $176.8 million. We believe that we will continue to experience net losses for the foreseeable future. Most of our expenses are fixed in advance, and we generally are unable to reduce our expenses significantly in the short term to compensate for any unexpected delay or decrease in anticipated revenues. We expect to continue to increase expenses for the foreseeable future to support increased sales and marketing and technical support costs. Any significant delay in our anticipated revenues or commercialization of new products would harm our business. The revenue and profit potential of our business and our industry are unproven. We had negative gross margins from our inception until the fourth quarter of 1998, and any future revenue growth may not result in positive gross margins or operating profits in future periods.

Our operating results may fluctuate.

   Our quarterly revenues are likely to fluctuate significantly in the future due to a number of factors, many of which are outside our control. Factors that could affect our revenues include the following:

  .  variations in the timing of orders and shipments of our products;

  .  variations in the size of the orders by our customers;

  .  new product introductions by competitors;

  .  delays in our introduction of new products;

  .  delays in our receipt of orders forecasted by our customers;

  . delays by our customers in the completion of upgrades to their cable infrastructure;

  . variations in capital spending budgets of broadband access service providers;

  . adoption of industry standards and the inclusion in or compatibility of our technology with any such standards; and

  . delays in obtaining regulatory approval for commercial deployment of cable modem systems.

   Our expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as we begin development of new products and as our development programs move to wafer fabrication and prototype development, which results in higher engineering expenses.

   A variety of factors affect our gross margin, including the following:

  .  the sales mix of our products;

  .  the volume of products manufactured;

  .  the type of distribution channel through which we sell our products;

  .  the average selling prices or "ASPs" of our products; and

  .  the effectiveness of our cost reduction measures.

   We anticipate that unit ASPs of our products will decline in the future. This could cause a decrease in the gross margins for these products. In addition, the maturity of TeraComm system deployments affects our gross margin. New deployments of the TeraComm system involve the sale of headend equipment (which has higher margins) and generally involve smaller quantities of product. New deployments typically are sold at higher margins than the larger volume sales of product associated with more mature deployments of the TeraComm system. The sales mix of TeraLink 1000 Master Controllers, TeraLink Gateways and TeraPro cable modems also affects our gross margin. The TeraPro cable modems have significantly lower margins than the TeraLink 1000 Master Controller and TeraLink Gateway headend products. We expect to achieve significantly lower margins on the TeraPro cable modems for the foreseeable future. Further, we expect that sales of TeraPro cable modems will continue to constitute a significant portion of our revenues for the foreseeable future.

   We also anticipate that our operating results will be impacted by sales, gross profit and operating expenses of acquired companies. The impact of these factors on our operating results will vary as we acquire additional companies.

We are dependent on a small number of customers.

   Four customers accounted for approximately 64% of our revenues for the quarter ended March 31, 2000 and three customers accounted for approximately 63% of our revenues for the quarter ended March 31, 1999. We believe that a substantial majority of our revenues will continue to be derived from sales to a relatively small number of customers for the foreseeable future. In addition, we believe that sales to these customers will be focused on a limited number of projects.

   The cable industry is undergoing significant consolidation in North America and internationally, and a limited number of cable operators controls an increasing number of cable systems. Currently, ten cable operators in the United States own and operate facilities passing approximately 86% of total homes passed. In addition, the North American DSL market is concentrated with the major ILECs, constituting a significant percentage of the market. As a result, our sales will be largely dependent upon product acceptance by the leading broadband service providers. Currently, the timing and size of each customer's order is critical to our operating results. Our major customers are likely to have significant negotiating leverage and may attempt to change the terms, including pricing, upon which we do business with them. These customers also may require longer payment terms than we anticipate, which could require us to raise additional capital to meet our working capital requirements.

Acquisitions could result in dilution, operating difficulties and other adverse consequences.

   We have acquired seven businesses since September 1999: Imedia Corporation in September 1999; Radwiz in November 1999; Telegate in January 2000; ANE in April 2000; ComBox in April 2000; some assets of Internet Telecom in April 2000; and Ultracom in April

2000. If appropriate opportunities present themselves, we intend to acquire additional businesses, technologies, services or products that we believe are strategic. The process of integrating any acquired business into our business and operations is risky and may create unforeseen operating difficulties and expenditures. The areas in which we may face difficulties include:

  . diversion of management time (both ours and that of the acquired companies) during the period of negotiation through closing and after closing from the ongoing development of our businesses, issues of integration and future products;

  . decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business;

   We typically sell products to our customers pursuant to purchase orders, and we therefore generally do not have long-term agreements in place with our customers.

  . the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if this integration is delayed or not implemented; and

  . the need to implement controls, procedures and policies appropriate for a larger public group of companies that prior to acquisition had been smaller, private companies.

   We have very limited experience in managing this integration process. Moreover, the anticipated benefits of any or all of these completed or pending acquisitions may not be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of additional debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions also could require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

The sales cycle for our products is lengthy.

   The sales cycle associated with our products typically is lengthy, often lasting six months to a year. Our customers typically conduct significant technical evaluations of competing technologies prior to the commitment of capital and other resources. In addition, purchasing decisions may be delayed because of our customers' internal budget approval procedures. Sales also generally are subject to customer trials, which typically last three months. Because of the lengthy sales cycle and the large size of customers' orders, if orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our operating results for that quarter could suffer.

There are many risks associated with our participation in the establishment of advanced physical layer specifications to be added to DOCSIS.

   In November 1998, CableLabs selected us to co-author DOCSIS 1.2 (Data Over Cable Service Interface Specifications), an enhanced version of the DOCSIS cable modem specification based in part on our S-CDMA technology. In September 1999, CableLabs indicated that it intended to proceed with the advanced physical layer ("PHY") work on two parallel tracks: one for the development of a prototype based on our S-CDMA technology and one for the inclusion of Advanced TDMA technology (Time Division Multiple Access), as proposed by other companies. In February 2000, CableLabs further clarified the status of the advanced PHY project regarding a separate release that will include TDMA technologies. In addition, CableLabs reiterated that it is continuing to work with us on the development of a DOCSIS specification that could include our S-CDMA technology. To that end, CableLabs has requested that we submit a prototype of a DOCSIS system that incorporates an S-CDMA advanced PHY capability for testing. CableLabs has stated that if the testing of this prototype reveals that the S-CDMA advanced PHY works as claimed (including proper backwards compatibility and coexistence with the other aspects of DOCSIS), and if the costs for adding S-CDMA to DOCSIS products are in line with estimates, then it is likely, but not certain, that S-CDMA advanced PHY capabilities will be included in a future version of the DOCSIS specification. The prototype we submit to CableLabs may fail to demonstrate the level of performance that CableLabs seeks; even if it does meet performance expectations there can be no guarantee that CableLabs will incorporate the technology into a future version of DOCSIS specifications. In addition, if CableLabs does proceed to include S-CDMA in a future DOCSIS specification, there can be no guarantee that the DOCSIS S-CDMA specification will be the same as the specification we incorporated in the prototype submitted for tests, which may require us to further develop our prototype.

   Our future revenues and operating results are likely to suffer if S-CDMA is not included in a future release of DOCSIS. We also may incur substantial additional research and development expenditures to adapt our specifications to the version adopted by CableLabs. CableLabs has not established a schedule for adding the S-CDMA capabilities to the DOCSIS specifications. Delays in the establishment of a final specification for S-CDMA in DOCSIS could harm our plans to sell DOCSIS compatible modems and headend equipment. In particular, if the final DOCSIS S-CDMA specification is not approved prior to the time when we are ready to ship DOCSIS products with S-CDMA features included, then we may be required to delay the introduction of those products until the DOCSIS S-CDMA specification is released or to introduce the S-CDMA features as proprietary enhancements to a standard DOCSIS product. Either one of these events could harm revenues and operating results.

   We have already given CableLabs assurances that we will contribute some aspects of our proprietary S-CDMA technology to a royalty-free intellectual property pool, if S-CDMA is included in a future version of DOCSIS specifications. This royalty-free pool has been established by CableLabs to facilitate the participation of as many vendors as possible in providing equipment that is compatible with the DOCSIS specifications. As a result, any of our competitors who join the DOCSIS intellectual property pool would have access to some aspects of our technology and would not be required to pay us any royalties or other compensation. If a competitor is able to duplicate the functionality and capabilities of our technology, we could lose some or all of the time-to-market advantage we might otherwise have, which could harm our future revenues and operating results.

   We believe the addition of advanced upstream PHY capabilities to DOCSIS will increase the overall market for DOCSIS-compatible products, and as such will result in increased competition in the cable modem market. This competition could come from existing competitors or from new competitors who enter the market as a result of the enhancements to the specifications. This increased competition is likely to result in lower ASPs of cable modem systems and could harm revenues and gross margins. Because our competitors will be able to incorporate some aspects of our technology into their products, our current customers may choose alternate suppliers or choose to purchase DOCSIS-compliant cable modems with advanced PHY capabilities from multiple suppliers. We may be unable to produce DOCSIS compliant cable modems with advanced PHY capabilities more quickly or at lower cost than our competitors. The inclusion of our S-CDMA technology in future DOCSIS specification could result in increased competition for the services of our existing employees who have experience with S-CDMA. The loss of these employees to one or more competitors could harm our business.

   DOCSIS standards have not yet been accepted in Europe and Asia. An alternate standard for cable modem systems, called the EuroModem standard, or DAVIC/DVB, has been formalized, and some European cable system operators have embraced it. We intend to develop and sell products that comply with the EuroModem standard and to pursue having portions of our S-CDMA technology included in a future version of the EuroModem standard. We may be unsuccessful in these efforts.

We need to develop new products in order to remain competitive.

   Our future success will depend in part on our ability to develop, introduce and market new products in a timely manner. We also must respond to competitive pressures, evolving industry standards and technological advances. Our current S-CDMA products are not DOCSIS-compliant. We are currently developing a prototype of a DOCSIS system that incorporates an S-CDMA advanced PHY capability for testing and eventual inclusion in the DOCSIS standard. There is no guarantee that we will be successful in developing the prototype or that the prototype, if successfully developed, will be included in a future release of the DOCSIS standard. We anticipate that during 2000, existing or potential customers may delay purchases of our TeraComm system in order to purchase systems that comply with the DOCSIS standard. In addition, potential new customers could decide to purchase DOCSIS-compliant products from one or more of our competitors rather than from us. As a result, our product sales in the second half of 2000 may be lower than we anticipate. In order to promote sales of our currents products we may be required to reduce our prices for sales to existing customers. This would harm our operating results and gross margin.

   As a result of the inclusion of TDMA technology in the new DOCSIS version announced by CableLabs in February 2000, we will have to incorporate advanced TDMA technology into our DOCSIS-compliant products. If we are unable to do this effectively, or in a timely manner, we will lose some or all of the time-to-market advantage we might otherwise have had.

   Our future success will also depend on our ability to develop and market products for broadband applications over DSL and wireless networks. The markets for these broadband applications are also subject to evolving standards, such as NEBS compliance in the North American DSL market, and technological advances in these arenas. There is no guarantee that we will be successful in developing products that are compliant with these standards or that we will be successful in keeping pace with future technological advances in this arena.

Average selling prices of broadband access equipment typically decrease.

   The broadband access systems market has been characterized by erosion of average selling prices. We expect this to continue. This erosion is due to a number of factors, including competition, rapid technological change and price performance enhancements. The ASPs for our products may be lower than expected as a result of competitive pricing pressures, our promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. We anticipate that ASPs and gross margins for our products will decrease over product life cycles. In addition, we believe that the widespread adoption of industry standards is likely to further erode ASPs, particularly for cable modems and other similar consumer premise equipment. It is likely that the widespread adoption of industry standards will result in increased retail distribution of cable modems and other similar consumer premise equipment, which could put further price pressure on our products. Decreasing ASPs could result in decreased revenue even if the number of units sold increases. As a result, we may experience substantial period-to-period fluctuations in future operating results due to ASP erosion. Therefore, we must continue to develop and introduce on a timely basis next-generation products with enhanced functionalities that can be sold at higher gross margins. Our failure to do this could cause our revenues and gross margin to decline.

We must achieve cost reductions.

   Certain of our competitors currently offer products at prices lower than ours. Market acceptance of our products will depend in part on reductions in the unit cost of our products. We expect that as headend equipment becomes more widely deployed, the price of cable modems and other similar consumer premise equipment will decline. In particular, we believe that the widespread adoption of industry standards such as DOCSIS will cause increased price competition for consumer premise equipment. However, we may be unable to reduce the cost of our products sufficiently to enable us to compete with other suppliers. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures or lead to gross margin improvement.

   Some of our competitors are larger and manufacture products in significantly greater quantities than we intend to for the foreseeable future. Consequently, these competitors have more leverage in obtaining favorable pricing from suppliers and manufacturers. In order to remain competitive, we must significantly reduce the cost of manufacturing our cable modems through design and engineering changes. We may not be successful in redesigning our products. Even if we are successful, our redesign may be delayed or may contain significant errors and product defects. In addition, any redesign may not result in sufficient cost reductions to allow us to significantly reduce the list price of our products or improve our gross margin. Reductions in our manufacturing costs will require us to use more highly integrated components in future products and may require us to enter into high volume or long-term purchase or manufacturing agreements. Volume purchase or manufacturing agreements may not be available on acceptable terms. We could incur expenses without related revenues if we enter into a high volume or long-term purchase or manufacturing agreement and then decide that we cannot use the products or services offered by such agreement.

We must keep pace with rapid technological change to remain competitive.

   The markets for our products are characterized by rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. Our future success will depend upon our ability to enhance our existing products and to develop and introduce new products that achieve market acceptance. Providers of broadband access services may adopt alternative technologies or they may deploy alternative services that are incompatible with our products.

   The demand for broadband access services has resulted in the development of several competing modulation technologies. For example, some of our cable products utilize a modulation technology known as S-CDMA, while several of our competitors utilize modulation technologies known as TDMA and Frequency Division Multiple Access or "FDMA." Our headend equipment and cable modem products currently are not interoperable with the headend equipment and modems of other suppliers of broadband access products. As a result, potential customers who wish to purchase broadband access products from multiple suppliers may be reluctant to purchase our products. Although our technology may be incorporated into a future version of a DOCSIS specification or another industry standard, we cannot be certain that major cable operators will adopt these standards. Major cable operators may not adopt products or technologies based on our current proprietary S-CDMA technology or on any future industry standard S-CDMA technology. Further, major cable operators may adopt products or standards technologies based on competing modulation technologies. If competitors using other modulation technologies can incorporate functionality and capabilities currently found in S-CDMA, the value of our S-CDMA technology would be diminished.

Broadband access services have not achieved widespread market acceptance, and many competing technologies exist.

   Our success will depend upon the widespread commercial acceptance of broadband access services by service providers and end users of broadband access services. The market for these services is not fully developed. We cannot accurately predict the future growth rate or the ultimate size of the market for broadband access services. Potential users of our products may have concerns regarding the security, reliability, cost, ease of installation and use and capability of broadband access services in general.

   The market for our products may be impacted by the development of other technologies that enable the provisioning of broadband access services and the deployment of services over other media. Widespread acceptance of other technologies or deployment of services over media not supported by our products could materially limit acceptance of our broadband access systems. Broadband access services based on our products and technology may fail to gain widespread commercial acceptance by providers of broadband access services and end users. In addition, we only recently began to offer products based on alternate technologies such as DSL. We may not be successful in marketing and selling these products.

We need to develop additional distribution channels.

   We presently market our TeraComm system to cable operators and systems integrators. We believe that much of the North American cable modem market may shift to a retail distribution model. Accordingly, we may need to redirect our future marketing efforts to sell our cable modems directly to retail distributors and end users. This shift would require us to establish new distribution channels for our products. We may be unable to establish these additional distribution channels. If we do establish them, we may be unable to hire the additional personnel necessary to foster and enhance such distribution channels. In addition, if the cable modem market shifts to a retail distribution model, we may not successfully establish a retail distribution presence. To the extent that large consumer electronics companies enter the cable modem market, their well-established retail distribution capabilities would provide them with a significant competitive advantage.

We may be unable to market effectively to broadband access service providers.

   Our growth and future success will be substantially dependent upon our ability to convince providers of broadband access services to adopt our technologies, purchase our products and effectively market our products to end users. Our potential customers are likely to prefer purchasing products from established manufacturing companies that can demonstrate the capability to supply large volumes of products on short notice. In addition, many of our potential customers may be reluctant to adopt technologies that have not gained acceptance among other providers of similar services. This reluctance could result in lengthy product testing and acceptance cycles for our products. Consequently, the impediments to our initial sales may be even greater than those to later sales.

   No established distribution network in the cable modem industry exists that would provide us with easy access to smaller or geographically diverse cable operators. Therefore, our initial sales to larger, more established cable operators are critical to our business. Although we intend to establish strategic relationships with leading distributors worldwide, we may not succeed in establishing these relationships. Even if we do establish these relationships, the distributors may not succeed in marketing our products to cable operators. Some of our competitors have already established relationships with certain cable operators. These established relationships may further limit our ability to sell products to those cable operators. We do not have long, well-established relationships with those cable operators. If we were to sell our products to those cable operators, it would likely not be based on long-term contracts and those customers would be able to terminate their relationships with us at any time. In addition, one or more of our current customers could cancel its relationship with us at any time.

   We have recently begun marketing and selling our products to providers of DSL and wireless broadband services and thus we have very limited experience. We do not have long, well-established relationships with these providers, and we may not be successful in establishing these relationships.

We are dependent on broadband service providers choosing to offer additional services to their customers.

   We depend on cable operators to purchase our cable modem systems and to provide our cable modems to end users. Cable operators have a limited amount of available bandwidth over which they can offer robust data services, and they may not choose to provide these data services to their customers. If cable operators choose to provide these services, we also will depend upon them to market these services to cable customers, to install our equipment and to provide support to end users. In addition, we will be highly dependent on cable operators to continue to maintain their cable infrastructure in a manner that allows us to provide consistently high performance and reliable services. Our success also will depend upon the acceptance of our products by other providers of services to the cable industry, such as Excite@Home's @Home Network and Road Runner, a joint venture between MediaOne Group, Inc. and Time Warner Cable. Sales of our DSL and wireless products are also dependent on service providers choosing to purchase our products and to provide additional services to their end users.

Sales of our cable products are dependent on the cable industry upgrading to two-way cable infrastructure.

   Demand for our products will depend, to a significant degree, upon the magnitude and timing of capital spending by cable operators for implementation of access systems for data transmission over cable networks. This involves the enabling of two-way transmission over existing coaxial cable networks and the eventual upgrade to HFC in areas of higher penetration of data services. If cable operators fail to complete these upgrades of their cable infrastructures in a timely and satisfactory manner, the market for our products could be limited. In addition, few businesses in the United States currently have cable access. Cable operators may not choose to upgrade existing residential cable systems or to install new cable systems to serve business locations.

   The success and future growth of our business will be subject to economic and other factors affecting the cable television industry generally, particularly its ability to finance substantial capital expenditures. Capital spending levels in the cable industry in the United

States have fluctuated significantly in the past, and we believe that such fluctuations will occur in the future. The capital spending patterns of cable operators are dependent on a variety of factors, including the following:

  .  the availability of financing;

  . cable operators' annual budget cycles, as well as the typical reduction in upgrade projects during the winter months;

  . the status of federal, local and foreign government regulation and deregulation of the telecommunications industry;

  .  overall demand for cable services;

  . competitive pressures (including the availability of alternative data transmission and access technologies);

  .  discretionary consumer spending patterns; and

  .  general economic conditions.

   In recent periods, the United States cable market has been characterized by the acquisition of smaller and independent cable operators by large cable operators. We cannot predict the effect, if any, that consolidation in the United States cable industry will have on overall capital spending patterns by cable operators. The effect on our business of further industry consolidation also is uncertain.

Supply of our products may be limited by our ability to forecast demand accurately.

   The emerging nature of the broadband access services market makes it difficult for us to accurately forecast demand for our products. Our inability to accurately forecast the actual demand for our products could result in supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products or the loss of existing or potential customers, either of which could have a negative impact on our business, operating results or financial condition. In addition, we had unconditional purchase obligations of approximately $125.7 million as of March 31, 2000, primarily to purchase minimum quantities of materials and components used to manufacture our products. We must fulfill these obligations even if demand for our products is lower than we anticipate.

We are dependent on key third-party suppliers.

   We manufacture all of our products using components or subassemblies procured from third-party suppliers. Some of these components are available from a single source and others are available from limited sources. All of our sales are from products containing one or more components that are available only from single supply sources. In addition, some of the components are custom parts produced to our specifications. For example, we currently rely on Philips Semiconductors, Inc. to supply a custom ASIC that is used in our products. Other components, such as the radio frequency tuner and some surface acoustic wave filters, are procured from sole source suppliers. Any interruption in the operations of vendors of sole source parts could adversely affect our ability to meet our scheduled product deliveries to customers. We are dependent on semiconductor manufacturers and are affected by worldwide conditions in the semiconductor market. If we are unable to obtain a sufficient supply of components from our current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage customer relationships. Further, a significant increase in the price of one or more of these components could harm our gross margin or operating results.

Shortages in supplies of components may impair our ability to meet customer demands.

   Due to increasing demand for electronic and communications equipment, the worldwide market for component parts is currently constrained. Delays in key component or product deliveries may occur due to shortages resulting from a limited number of suppliers, the financial or other difficulties of such suppliers or a limitation in component product availability. Due to these current market conditions, we face the risk of possible shortages of certain key components that could result in product performance shortfalls and reduced control over or delay in delivery schedules, manufacturing capability, quality and costs, all of which could impair our ability to produce enough product to meet our customer demand. In addition, in order to fulfill demand for our products, we may have to purchase these components on the spot market at a price that may be higher than we have experienced in the past.

   Although we work closely with our suppliers to avoid these types of shortages, there can be no assurance that we will not encounter these problems in the future. While our suppliers have performed effectively and been relatively flexible to date, we believe that we will be faced with the following challenges going forward:

  . New markets in which we participate may grow quickly and consume component capacity; and

  . As we continue to acquire companies and new technologies, we are dependent, at least initially, on unfamiliar supply chains or relatively small supply partners.

   Manufacturing capacity and component supply constraints could be significant issues for us. If we were unable to obtain adequate quantities of significant component materials on a timely basis, our business and our customer relationships would be adversely affected. If we are unable to satisfy our customers' demand, our customers could decide to purchase products from our competitors. Inability to meet demand, or a decision by one or more of our customers to purchase from our competitors, could harm our operating results.

We may be unable to migrate to new semiconductor process technologies successfully or on a timely basis.

   Our future success will depend in part upon our ability to develop products that utilize new semiconductor process technologies. These technologies change rapidly and require us to spend significant amounts on research and development. We continuously evaluate the benefits of redesigning our integrated circuits using smaller geometry process technologies to improve performance and reduce costs. The transition of our products to integrated circuits with increasingly smaller geometries will be important to our competitive position. Other companies have experienced difficulty in migrating to new semiconductor processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. Moreover, we depend on our relationship with our third-party manufacturers to migrate to smaller geometry processes successfully.

Our ability to directly control product delivery schedules and product quality is dependent on third-party contract manufacturers.

   Most of our products are assembled and tested by contract manufacturers using testing equipment that we provide. As a result of our dependence on these contract manufacturers for assembly and testing of our products, we do not directly control product delivery schedules or product quality. Any product shortages or quality assurance problems could increase the costs of manufacture, assembly or testing of our products. In addition, as manufacturing volume increases, we will need to procure and assemble additional testing equipment and provide it to our contract manufacturers. The production and assembly of testing equipment typically requires significant time. We could experience significant delays in the shipment of our products if we are unable to provide this testing equipment to our contract manufacturers in a timely manner.

There are many risks associated with international operations.

   Sales to customers outside of the United States accounted for approximately 84% of our revenues in 1999 and approximately 74% of our revenues in 1998. We expect sales to customers outside of the United States to continue to represent a significant percentage of our revenues for the foreseeable future. International sales are subject to a number of risks, including the following:

  .  changes in foreign government regulations and communications standards;

  .  export license requirements, tariffs and taxes;

  .  other trade barriers;

  .  difficulty in protecting intellectual property;

  .  difficulty in collecting accounts receivable;

  .  difficulty in managing foreign operations; and

  .  political and economic instability.

   If our customers are affected by currency devaluations or general economic crises, such as the recent economic crisis affecting many Asian and Latin American economies, their ability to purchase our products could be reduced significantly. Payment cycles for international customers typically are longer than those for customers in the United States. Foreign markets for our products may develop more slowly than currently anticipated. Foreign countries may decide not to construct cable infrastructure or may prohibit, terminate or delay the construction of new cable plants for a variety of reasons. These reasons include environmental issues, economic downturns, the availability of favorable pricing for other communications services or the availability and cost of related equipment. Any action like this by foreign countries would reduce the market for our products.

   We anticipate that our foreign sales generally will be invoiced in U.S. dollars, and we currently do not plan to engage in foreign currency hedging transactions. However, as we commence and expand our international operations, we may be paid in foreign currencies and exposure to losses in foreign currency transactions may increase. We may choose to limit our exposure by the purchase of forward foreign exchange contracts or through similar hedging strategies. No currency hedging strategy can fully protect against exchange-related losses. In addition, if the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, the resulting effective price increase of our products to those foreign customers could result in decreased sales.

We may be unable to provide adequate customer support.

   Our ability to achieve our planned sales growth and retain current and future customers will depend in part upon the quality of our customer support operations. Our customers generally require significant support and training with respect to our broadband access systems, particularly in the initial deployment and implementation stages. To date our sales have been concentrated in a small number of customers. We have limited experience with widespread deployment of our products to a diverse customer base. We may not have adequate personnel to provide the levels of support that our customers may require during initial product deployment or on an ongoing basis. Our inability to provide sufficient support to our customers could delay or prevent the successful deployment of our products. In addition, our failure to provide adequate support could harm our reputation and relationship with our customers and could prevent us from gaining new customers.

Our industry is highly competitive with many established competitors.

   The market for broadband access systems is extremely competitive and is characterized by rapid technological change. Our direct competitors in the cable access systems arena include Cisco Systems, Com21, General Instrument, Matsushita Electric Industrial (which markets products under the brand name "Panasonic"), Motorola, Nortel Networks, Vyyo, Thomson Consumer Electronics (which markets products under the brand name "RCA"), Samsung, Scientific-Atlanta, Sony, 3Com, Toshiba and Zenith Electronics. We also compete with companies that develop integrated circuits for broadband access products, such as Broadcom, Conexant and Texas Instruments. We also sell products that compete with existing data access and transmission systems utilizing the telecommunications networks, such as those of 3Com. Additionally, our controller and headend system products face intense competition from well-established companies such as Cisco, Nortel and 3Com. In addition, we compete with companies in the DSL arena such as ECI, Charles Industries, Pairgain, Copper Mountain, Accelerated Networks, Integral Access and VINA Technologies. As standards, such as DOCSIS, are developed for broadband access systems, other companies may enter the broadband access systems market. The principal competitive factors in our market include the following:

  .  product performance, features and reliability;

  .  price;

  .  size and stability of operations;

  .  breadth of product line;

  .  sales and distribution capability;

  .  technical support and service;

  .  relationships with providers of broadband access services; and

  .  compliance with industry standards.

   Some of these factors are outside of our control. The existing conditions in the broadband access market could change rapidly and significantly as a result of technological advancements. The development and market acceptance of alternative technologies could decrease the demand for our products or render them obsolete. Our competitors may introduce broadband access products that are less costly, provide superior performance or achieve greater market acceptance than our products.

   Many of our current and potential competitors have significantly greater financial, technical, marketing, distribution, customer support and other resources, as well as greater name recognition and access to customers than we do. The anticipated widespread adoption of DOCSIS and other industry standards is likely to cause increased worldwide price competition, particularly in the North American market. The adoption of DOCSIS and these other standards also could result in lower sales of our TeraComm system, including the higher margin headend products. Any increased price competition or reduction in sales of our headend products would result in downward pressure on our gross margin. We cannot accurately predict how the competitive pressures that we face will affect our business.

Our business is dependent on the Internet and the development of the Internet infrastructure.

   Our success will depend in large part on increased use of the Internet to increase the need for high speed broadband access networks. Critical issues concerning the commercial use of the Internet remain largely unresolved and are likely to affect the development of the market for our products. These issues include security, reliability, cost, ease of access and quality of service. Our success also will depend on the growth of the use of the Internet by businesses, particularly for applications that utilize multimedia content and thus require high bandwidth. The recent growth in the use of the Internet has caused frequent periods of performance degradation. This has required the upgrade of routers, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our products. Potentially increased performance provided by our products and the products of others ultimately is limited by and reliant upon the speed and reliability of the Internet backbone itself. Consequently, the emergence and growth of the market for our products will depend on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

Our failure to manage growth could adversely affect us.

   The growth of our business has placed, and is expected to continue to place, a significant strain on our limited personnel, management and other resources. Our management, personnel, systems, procedures and controls may be inadequate to support our existing and future operations. To manage any future growth effectively, we will need to attract, train, motivate, manage and retain employees successfully, to integrate new employees into our overall operations and to continue to improve our operational, financial and management systems.

We are dependent on key personnel.

   Due to the specialized nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain qualified engineering, sales, marketing and senior management personnel. The competition for personnel is intense. The loss of any of these individuals, particularly our Chairman, President and Chief Technical Officer, Shlomo Rakib, and our Chief Executive Officer, Zaki Rakib, would harm our business. In addition, if we are unable to hire additional qualified personnel as needed, we may be unable to adequately manage and complete our existing sales commitments and to bid for and execute additional sales. Further, we must train and manage our growing employee base, which is likely to require increased levels of responsibility for both existing and new management personnel. Our current management personnel and systems may be inadequate, and we may fail to assimilate new employees successfully.

   Highly skilled employees with the education and training that we require, especially employees with significant experience and expertise in both data networking and radio frequency design, are in high demand. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. We do not have "key person" insurance coverage for the loss of any of our employees. Any officer or employee of our company can terminate his or her relationship with us at any time. Our employees generally are not bound by non-competition agreements with us.

Our business is subject to the risks of product returns, product liability and product defects.

   Products as complex as ours frequently contain undetected errors or failures, especially when first introduced or when new versions are released. Despite testing, errors may occur.

The occurrence of errors could result in product returns and other losses to our company or our customers. This occurrence also could result in the loss of or delay in market acceptance of our products. Due to the recent introduction of our products, we have limited experience with the problems that could arise with this generation of products. However, the limitation of liability provision contained in our purchase agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. We have not experienced any product liability claims to date, but the sale and support of our products entails the risk of such claims. In addition, any failure by our products to properly perform could result in claims against us by our customers. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and management time and resources.

We may be unable to adequately protect or enforce our intellectual property rights.

   We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in our products. Our pending patent applications may not be granted. Even if they are granted, the claims covered by the patents may be reduced from those included in our applications. Any patent might be subject to challenge in court and, whether or not challenged, might not be broad enough to prevent third parties from developing equivalent technologies or products without taking a license from us. We have entered into confidentiality and invention assignment agreements with our employees, and we enter into non-disclosure agreements with some of our suppliers, distributors and appropriate customers so as to limit access to and disclosure of our proprietary information. These statutory and contractual arrangements may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of some foreign countries might not protect our products or intellectual property rights to the same extent as do the laws of the United States. Protection of our intellectual property might not be available in every country in which our products might be manufactured, marketed or sold.

   In November 1998, CableLabs selected us to co-author DOCSIS 1.2, an enhanced version of the DOCSIS cable modem specification based in part on our S-CDMA technology. In September 1999, CableLabs indicated that it intended to proceed with the advanced PHY work on two parallel tracks: one for the development of a prototype based on our S-CDMA technology and one for the inclusion of Advanced TDMA technology, as proposed by other companies. In February 2000, CableLabs further clarified the status of the advanced PHY project regarding a separate release that will include TDMA technologies. In addition, CableLabs reiterated that it is continuing to work with us on the development of a DOCSIS specification that could include our S-CDMA technology. To that end, we have indicated to CableLabs that we would contribute some aspects of our S-CDMA technology to the DOCSIS intellectual property pool if and when a DOCSIS specification is approved that includes our S-CDMA technology.

   We would contribute our technology pursuant to a license agreement with CableLabs that we would execute at that time, and which contains the terms that CableLabs has established for the inclusion of any intellectual property from any source in the DOCSIS specifications. Under the terms of the proposed license agreement, we would grant to CableLabs a royalty-free license for those aspects of our S-CDMA technology that are essential for compliance with the DOCSIS cable modem standard. So-called "implementation know how" is not covered by this license-only those aspects of the technology that are essential to implementing a compliant product. CableLabs would have the right to extend royalty-free sublicenses to companies that wish to build DOCSIS-compatible products. These sublicenses would allow participating companies to utilize and incorporate the essential portions of the S-CDMA technology on a royalty-free basis for the limited use of making and selling products or systems that comply with the DOCSIS cable modem specification. Terayon has already joined the DOCSIS intellectual property pool and, as a result, we have a royalty-free sublicense that allows us to ship DOCSIS-compatible products which contain intellectual property submitted by other companies. The scope of this license would not extend to the use of the S-CDMA technology in other areas; only for products that comply with the DOCSIS specifications. As a result, any of our competitors who join or have joined the DOCSIS intellectual property pool will have access to some aspects of our technology without being required to pay us any royalties or other compensation. If and when we submit S-CDMA to the DOCSIS Intellectual Property pool, we are in no way restricted from entering into royalty-bearing license agreements with companies that wish to use the S-CDMA technology for purposes other than implementing DOCSIS compatible products, or that do not wish to enter into the DOCSIS intellectual property pool. Further, some of our competitors have been successful in reverse engineering the technology of other companies, and the inclusion of S-CDMA in a future DOCSIS specification would expose some aspects of our technology to those competitors. DOCSIS specifications are available on an open basis once they are approved, not only to companies that are members of the DOCSIS IP Pool. If a competitor is able to duplicate the functionality and capabilities of our technology, we could lose all or some of the time-to-market advantage we might otherwise have. Under the terms of the proposed license agreement, if we sue certain parties to the proposed license agreement on claims of infringement of any copyright or patent right or misappropriation of any trade secret, those parties may terminate our license to the patents or copyrights they contributed to the DOCSIS intellectual property pool. If a termination like this were to occur, we would continue to have access to some aspects of the DOCSIS intellectual property pool, but we would not be able to develop products that fully comply with the DOCSIS cable modem specification. Also, even if we were to be removed from the IP pool, we would not be prevented from developing and selling products that fully comply with the DOCSIS specifications, but we would not be able to do this with the benefit of a royalty-free license, which would increase the cost of our products, assuming we were able to obtain a license agreement for the required technology. Because of these terms, we may find it difficult to enforce our intellectual property rights against certain companies, even in areas that are not directly related to DOCSIS specifications and products.

   We anticipate that developers of cable modems increasingly will be subject to infringement claims as the number of products and competitors in our industry segment grows. We have received letters from two individuals claiming that our technology infringes patents held by these individuals. We have reviewed the allegations made by these individuals and, after consulting with our patent counsel, we do not believe that our technology infringes any valid claim of these individuals' patents. If the issues are submitted to a court, the court could find that our products infringe these patents. In addition, these individuals may continue to assert infringement. If we are found to have infringed these individuals' patents, we could be subject to substantial damages and/or an injunction preventing us from conducting our business. In addition, other third parties may assert infringement claims against us in the future. An infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us or at all. Litigation also may be necessary to enforce our intellectual property rights.

   We pursue the registration of our trademarks in the United States and have applications pending to register several of our trademarks. However, the laws of certain foreign countries might not protect our products or intellectual property rights to the same extent as the laws of the United States. This means that effective trademark, copyright, trade secret and patent protection might not be available in every country in which our products might be manufactured, marketed or sold.

Our business is subject to communications industry regulations.

   Our business and our customers are subject to varying degrees of federal, state and local regulation. The jurisdiction of the Federal Communications Commission extends to the communications industry, including our broadband access products. The FCC has promulgated regulations that, among other things, set installation and equipment standards for communications systems. Although FCC regulations and other governmental regulations have not materially restricted our operations to date, future regulations applicable to our business or our customers could be adopted by the FCC or other regulatory bodies. For example, FCC regulatory policies affecting the availability of cable services and other terms on which cable companies conduct their business may impede our penetration of certain markets. In addition, regulation of cable television rates may affect the speed at which cable operators upgrade their cable infrastructures to two-way HFC. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards for such products and services. This process generally involves extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past, and may in the future, cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers.

   If other countries begin to regulate the cable modem industry more heavily or introduce standards or specifications with which our products do not comply, we will be unable to offer products in those countries until our products comply with those standards or specifications. In addition, we may have to incur substantial costs to comply with those standards or specifications. For instance, should the DAVIC standards for ATM-based digital video be established internationally, we will need to conform our cable modems to compete. Further, many countries do not have regulations for installation of cable modem systems or for upgrading existing cable network systems to accommodate our products. Whether we currently operate in a country without these regulations or enter into the market in a country these regulations do not exist, new regulations could be proposed at any time. The imposition of regulations like this could place limitations on a country's cable operators' ability to upgrade to support our products. Cable operators in these countries may not be able to comply with these regulations, and compliance with these regulations may require a long, costly process. For example, we experienced delays in product shipments to a customer in Brazil due to delays in certain regulatory approvals in Brazil. Similar delays could occur in other countries in which we market or plan to market our products. In addition, our customers in certain parts of Asia, such as Japan, are required to obtain licenses prior to selling our products, and delays in obtaining required licenses could harm our ability to sell products to these customers.

Our business is subject to other regulatory approvals and certifications.

   In the United States, in addition to complying with FCC regulations, our products are required to meet certain safety requirements. For example, we are required to have our products certified by Underwriters Laboratory in order to meet federal requirements relating to electrical appliances to be used inside the home. Outside the United States, our products are subject to the regulatory requirements of each country in which the products are manufactured or sold. These requirements are likely to vary widely. We may be unable to obtain on a timely basis or at all the regulatory approvals that may be required for the manufacture, marketing and sale of our products. In addition to regulatory compliance, some cable industry participants may require certification of compatibility.

We are vulnerable to earthquakes and other natural disasters.

   The facility housing our corporate headquarters, the majority of our research and development activities and our in-house manufacturing operations is located in an area of California known for seismic activity. In addition, the operations of some of our key suppliers are also located in this area and in other areas know for seismic activity, such as Taiwan. An earthquake, or other significant natural disaster, could result in an interruption in our business or that of one or more of our key suppliers. Such an interruption could harm our operating results.

Forms 10(K) and 10(Q)

  The Company hereby amends Form 10-K filed on March 30, 2000 and Form 10-Q filed on May 15, 2000 and any amendments filed thereon to revise the sections, where applicable, entitled Business, Management's Discussion and Analysis of Financial Condition and Results of Operations and Certain Business Risk.

  The section entitled Business should be deleted and replaced with the following section:


                                    BUSINESS

Overview

   We develop, market and sell broadband access systems that enable cable operators and other providers of broadband access services to cost effectively deploy reliable broadband access services over cable, copper wire utilizing DSL and wireless systems. We have substantial development and marketing resources focused on cable operators. However, through internal development and recent acquisitions of complementary technology and businesses, we also are focusing on service providers that offer broadband access through existing copper wire infrastructures and wireless systems.

   Our primary product is the TeraComm system, which is based on our patented S-CDMA technology. Our S-CDMA technology enables reliable two-way broadband data communications over both pure coaxial and hybrid fiber/coax cable infrastructure and is designed to enable cable operators to maximize the capacity and reliability of broadband data services over any cable plant. In furtherance of our strategy to provide a complete portfolio of broadband products, we have recently completed several acquisitions of complementary broadband technologies, including digital video management systems, DSL and wireless.

   We sell our broadband access products to cable operators and other providers of broadband access services through direct sales forces in North America, South America Europe and Asia. We also distribute our products via distributors and systems integrators. Companies currently using or distributing our TeraComm system include Rogers, Shaw, TCA Cable TV (a subsidiary of Cox Communications, Inc.), UPC and Crossbeam, a wholly owned subsidiary of Sumitomo. Companies currently using our DSL products include major ILEC's (Incumbent Local Exchange Carriers) in the U.S. including SBC, Bell Atlantic, Bell South, U.S. West and GTE.

Industry Background

 Demand for Broadband Access

   In recent years, the volume of bandwidth intensive data, voice and video traffic across cable infrastructures, the Internet, corporate intranets and other public networks has increased dramatically. This demand has been driven by the proliferation of residential and commercial users that are accessing networks for a variety of applications, including voice, video and data communication via the Internet, electronic commerce, telecommuting and interactive television. For example, International Data Corporation, estimates that the number of worldwide Internet users will increase from approximately 200 million at the end of 2000 to over one billion by the end of 2005. IDC estimates that the number of homes in the United States with broadband access will increase from two million at the end of 1999 to 20 million by the end of 2003. The rapid evolution of broadband has resulted in cable operators, providers of telephone services and other service providers seeking to provide a bundle of voice, data and video services to their residential and commercial subscribers over existing and new infrastructures.

   Despite significant advances in the performance of computer processors and data backbone networks, high speed data transmission has been limited by the existing local access network infrastructure (also known as the last mile), which is not optimized for distribution of data-intensive multimedia content. Users of dial-up analog modems with maximum data rates of only 56 Kbps often experience frustration, as they encounter frequent and lengthy delays or complete failures in transmission. In response to the growing demand for increased bandwidth, service providers are now deploying new broadband access technologies, such as DSL, cable modems and wireless devices, that can deliver performance that is from 50 to 100 times faster than analog modems. According to industry analysts, the market for broadband access equipment is expected to increase from approximately
$4 billion at the end of 1999 to approximately $11 billion in 2004.

 Emergence of Broadband Technologies

   As residential and commercial demand for increased bandwidth and faster access continues to grow, particularly for applications such as streaming audio and video, IP telephony and interactive two-way video, service providers are investing in enabling infrastructure and technologies. Various technologies have emerged to address the need for broadband access across cable, copper wire and wireless platforms or networks.

   Cable operators market high speed cable modems that use the existing television cable plant to provide subscribers access to the Internet, digital video, telephony and other broadband services. Similarly, telephone companies offer comparable services using DSL technology over the existing copper wire infrastructure. Wireless operators also are establishing high speed Internet access using both terrestrial and satellite systems to connect subscribers to voice, video and data services.

   The competition between cable operators, telephone companies and emerging wireless service providers is expected to intensify as the demand for broadband access grows. Cable operators benefit from the fact that the cable infrastructure passes over 95% of the homes in the United States and a large number of small businesses. In addition, the cable infrastructure has the potential to offer a wide range of broadband services, such as digital TV, Internet access and IP telephony. Similarly, DSL providers benefit from the fact that existing copper lines reach a substantial majority of U.S. homes. Wireless, in contrast, does not depend on existing cable or telephone line infrastructure and can be quickly deployed in homes and businesses that otherwise might not have broadband access, particularly for international markets. Although the market for broadband access services is becoming increasingly competitive, industry analysts expect each platform to experience significant growth over the next five years.

 Challenges in Deploying Broadband Access Services

   Service providers must overcome numerous challenges in order to successfully meet the increasing demand for broadband access services. Among other things, these service providers must do the following:

  .  provide end-users with a broad range of bundled services;

  .  capitalize on available bandwidth to provide a variety of services;

  .  rapidly deploy services to their customers; and

  .  provide reliable and cost-effective access.

The Terayon Solution

   Our products are designed to enable cable operators and other providers of broadband access services to cost-effectively deploy reliable broadband services over cable, DSL and wireless systems. Until recently, our development and marketing efforts were focused primarily on cable operators. As a result of some recent acquisitions of complementary technology and businesses, we also are focusing on providers of broadband services using existing telephone, DSL and wireless systems.

   Our products offer cable operators and other broadband providers the following advantages:

   Enable enriched set of bundled services. Our broadband access platforms are designed to enable service providers to deliver a broad range of voice, video and data services over either a cable, DSL or wireless network. Service providers are able to reduce their total network costs because they can deliver additional services without investing in separate network infrastructures. In addition, because our broadband access platforms facilitate the bundling of voice, video and data services, service providers are better able to increase their revenues and differentiate themselves by offering tailored services and a single point of contact to customers.

   Maximize bandwidth utilization. Our broadband access platforms allow cable operators, telecommunications carriers and other providers of broadband services to optimize utilization of the available bandwidth for data access, digital video, and voice services. For example, through our proprietary S-CDMA technology, cable operators can maximize the use of the upstream return path using the lowest frequency ranges of the upstream spectrum, where noise is typically too severe to operate. This use of the upstream spectrum is key to delivering efficient interactive data services. Our Cherrypicker digital video management systems allow cable operators to flexibly manage bandwidth by allowing them to customize digital video programming for their target demographics.

   Enable rapid time to market of new services. Our broadband access products are designed to enable service providers to achieve rapid time to market and offer additional voice, video and data services as they become available, by leveraging existing plant and infrastructure. The rapid deployment of broadband services is a key competitive advantage to our customers.

   Provide reliable and cost effective solutions. Our solutions are designed to provide a high degree of reliability in a cost-effective manner. Our cable modem system allows cable operators to deploy data services over a wide variety of plant conditions, thus reducing ongoing maintenance costs and minimizing service problems. Due to their reliability, our DSL systems enable service providers to deliver mission-critical services, such as toll-quality local and long distance voice over DSL to their customers. Wireless systems are the most cost-effective means for delivering broadband access services to customers who cannot otherwise access existing cable and telephone infrastructure, particularly in rural areas and developing countries.

Strategy

   Our objective is to be the leading provider of broadband systems to cable operators, providers of telephone services and other service providers seeking to provide broadband services to residential and commercial end users. Key elements of our strategy are as follows:

   Build a complete portfolio of broadband products. We are building a complete portfolio of broadband products to support high speed delivery of voice, video and data services over cable, copper wire and wireless infrastructures through internal development efforts and strategic acquisitions. Until recently our internal development efforts have focused on developing our proprietary S-CDMA technology for cable modems and extending this technology to a standards-based environment. Our future development efforts will be focused on the development of new technologies for the delivery of voice, video and data over any broadband medium. In furtherance of this strategy, during the last year we have made several acquisitions of broadband technologies including digital video management systems, DSL and wireless.

   Supply leading broadband service providers worldwide. We target the largest broadband service providers in each major geographic area worldwide. Three of the largest North American cable operators, Rogers, Shaw and TCA Cable TV (a subsidiary of Cox Communications, Inc.) are deploying our TeraComm cable modem system. In Japan, through our partner Sumitomo, we have established ourselves as a market leader. In Europe, Our TeraComm system is being deployed by UPC, one of Europe's largest broadband communications companies. We market our DSL products to leading providers of telephony services throughout the world. The acquisition of ANE provides us with a strong customer presence in the U.S. communications market. Our customers include the major U.S. ILECs (Incumbent Local Exchange Carriers), including SBC, Bell Atlantic, Bell South, U.S. West and GTE.

   Increase presence in existing and new markets. We intend to increase our presence in new and existing markets throughout North America, Europe, Asia and South America. We currently sell our products in over 20 countries worldwide. As part of our effort to increase our market penetration and to capitalize on new opportunities, we plan to continue to expand our sales, marketing and customer support capabilities through both our direct sales and marketing staff as well as our relationships with distributors. We believe that a physical presence in key customer locations provides an important advantage in developing and maintaining our new and existing customer relationships.

   Extend technology leadership and advance industry standards. A significant element of our strategy is to advance industry standards and to extend our technology leadership through the development of innovative new technologies. We intend to leverage our engineering capabilities to expand the features and functionality of broadband products. We will strive to use our technology leadership to achieve a significant time-to-market advantage over competing broadband access suppliers by offering advanced features, such as IP telephony and videoconferencing. In addition, we intend to apply S-CDMA to additional applications such as wireless communications and Local Multipoint Distribution Systems. We will continue to participate in industry standards organizations and activities for DOCSIS, DVB, MPEG and PacketCable.

   Provide superior customer service and support. We believe that our ability to provide consistent high quality service and support is a key factor in attracting and retaining customers. We provide our customers with technical support and training through customer support representatives and representatives of distributors. We offer service and support to our customers 24 hours a day, seven days a week.

Products

   Our current portfolio of products complements our strategy to be the leading provider of broadband systems to cable television operators, providers of telephone services and other service providers seeking to provide broadband access services to residential and commercial users.

     Product Family     Product
     --------------     ---------------------------------------------
     Cable Systems      Terayon S-CDMA Products

                        TeraLink 1000 S-CDMA Master Controller
                        TeraLink S-CDMA Gateway
                        TeraPro S-CDMA Cable Modem
                        TeraView Network Management Software

                        Terayon DOCSIS Products

                        TeraLink 2000 DOCSIS CMTS
                        TeraJet DOCSIS Cable Modem

                        Terayon DVB Cable Products

                        UCMT-2000 Interactive Network Adaptor
                        UCM-220 Cable Modem
                        HAS-2000 High Availability Server

                        Multigate Telephony System

     Video Systems      CherryPicker 500
                        CherryPicker 7000
                        CherryPicker 1000
                        CherryPicker AdSplicer

     DSL Systems        Miniplex DSL Systems
                        IPTL Converged Voice and Data Services System
                        Highlink

     Wireless Products  SatStream--Satellite modem
                        NetStream--Broadband Satellite IP Gateway
                        WebStream--Broadband Satellite IP Gateway
                        HAS-2000--High Availability Server

 Cable Systems

   Our TeraComm system enables cable operators to cost-effectively deploy reliable two-way broadband access services. The TeraComm system is comprised of the TeraPro cable modem, the TeraLink 1000 Master Controller, the TeraLink Gateway and the TeraView Element Management and Provisioning Software. The price of a TeraComm system is dependent on a number of variables, including a customer's basic cable system architecture, the type of routing equipment a customer intends to use, the level and quality of service that a cable operator desires to provide and the volume of products purchased by a customer.

   TeraPro Cable Modem. The TeraPro cable modem is a data communications device installed in a subscriber's home or business. The TeraPro cable modem connects to the subscriber's PC via a standard 10BaseT Ethernet connector and to the cable network via a standard coaxial cable connector. The TeraPro cable modem automatically configures itself without user intervention, thus minimizing modem installation time. In addition, the configuration software for the TeraPro cable modem is downloaded remotely, allowing centralized software upgrades directly from the headend management system.

   The TeraPro cable modem delivers full two-way communication over the cable network, with data rates of up to 14 Mbps per 5 MHz channel in both the upstream and the downstream direction. The TeraPro cable modem operates at full capacity at an SNR as low as 13dB, and gradually adjusts throughput to provide transmission at an SNR as low as -13dB. This feature will permit the TeraPro cable modem to operate across any portion of the 5 to 42 MHz upstream RF spectrum.

   TeraLink 1000 Master Controller. The TeraLink 1000 Master Controller is a data channel controller and multiplexer located at the cable headend system or distribution hub. The TeraLink 1000 Master Controller provides control, management and data transport functions for TeraPro cable modems connected to the cable network. It offers dynamic bandwidth management, high speed traffic concentration, access control to data networking resources and data service quality and integrity.

   The TeraLink 1000 Master Controller is a single channel, rack-mountable controller that supports up to 2,000 cable modems per channel. Additional TeraLink 1000 Master Controllers can be added to scale service as performance and subscriber needs grow. The TeraLink 1000 Master Controller, with the TeraLink Gateway, provides a 100 BaseT interface for direct connectivity to a private backbone or any vendor's router or switch. Alternatively, the TeraLink 1000 Master Controller, with its built-in ATM OC-3 interface, can be connected via an ATM switch, or directly to Cisco's 7500 series routers.

   TeraLink Gateway. The TeraLink Gateway is a rack-mountable edge concentrator providing end-user clients with broadband access to a remote IP backbone (e.g., Internet) as well as efficient communication between modems. The TeraLink Gateway includes an ATM OC-3 interface for connectivity to up to two TeraLink 1000 Master Controllers or an ATM switch. It also provides a 10/100 BaseT Ethernet/Fast Ethernet auto-sense interface to a headend backbone or any IP router including the Cisco Universal Broadband Router. The TeraLink Gateway also includes a separate 10 BaseT interface, which may be connected to a separate management network or the headend network. The TeraLink Gateway supports up to 2,000 cable modems per RF channel when connected to a TeraLink 1000 Master Controller. When used with the TeraLink Gateway, the TeraPro cable modems behave as an extension of the TeraLink Gateway, providing maximum bandwidth and privacy.

   TeraView Element Management and Provisioning Software. The TeraView Element Management and Provisioning Software is a Windows 95 and Windows NT standards-based software application installed at the headend system or the network operations center. The TeraView software allows cable operators to configure, control, monitor and maintain multiple channels of the TeraComm system.

   Multigate Telephony and Data Access Systems. We produce telephony and data access systems for deployment of efficient carrier-class voice services over cable. Our systems also provide in-home networking capability for telephony and data, based on the Digital Enhanced Cordless Telephony ("DECT") standard. Our systems support voice, high-speed data, and Integrated Service Digital Network ("ISDN") services for the business telecommuting market and the SOHO market.

 Video Systems

   CherryPicker Digital Video Management Systems. CherryPicker Digital Video Management Systems are scalable, open platforms that enable cable, satellite and terrestrial operators to deliver customized digital programming. Patented statistical re-multiplexing technology gives operators ultimate control over programming and allows them to create customized video of programming by selecting feeds (grooming) from a vast array of sources. The CherryPicker helps operators maximize their available bandwidth while enabling them to provide program offerings that target specific local demographics.

 DSL Systems

   Digital Subscriber Line Systems (xDSL). We produce communications access systems based on high-speed IP routing, integrated with telephony. Our innovative systems include both central office DSLAMs (Digital Subscriber Line Access Multiplexers) and customer premise equipment for SOHO business broadband services. These systems deliver high- capacity, symmetric voice and data services to the business market, with high density port aggregation at the central office site for maximum cost efficiency.

 Wireless Products

   Our wireless products provide high-speed Internet connectivity to the subscriber's PC via a standard digital television services antenna. Our SatStream Satellite modem offers residential and commercial subscribers with connectivity to the Internet via satellite digital television services.

Customers

   We market our products to providers of broadband access services that seek to provide broadband access services to both residential and commercial end users. Our target market is the largest broadband service providers in each major geographic area worldwide.

   Our principal customers for cable, DSL and wireless systems include the following:

     Cable                                   DSL
     -----                                   ---
     Rogers                                  SBC
     Shaw                                    Bell Atlantic
     TCA Cable TV                            Bell South
       (a subsidiary of Cox Communications)  U.S. West
     Crossbeam                               GTE
       (a subsidiary of Sumitomo)
     UPC

     Digital Video Systems                   Wireless Systems
     ---------------------                   ----------------
     Cox Communications                      Shiron
     Time Warner                             Teleo
     Adelphia                                Gilat Sat
                                             KBI e-Sat
                                             Adaptive

   Four customers accounted for approximately 64% of our revenues for the quarter ended March 31, 2000. We believe that a substantial majority of our revenues will continue to be derived from sales to a relatively small number of customers for the foreseeable future. In addition, we believe that sales to these customers will be focused on a small number of projects.

Research and Development

   We believe that our future success will depend on our ability to enhance our existing products and to develop and introduce new products that meet a wide range of evolving broadband access service providers and end user needs. In addition, to address competitive and pricing pressures, we expect that we will have to reduce the unit cost of manufacturing our products through design and engineering changes.

   We currently are designing and developing a DOCSIS system that includes S-CDMA advanced PHY capabilities, which will include a cable modem and an accompanying headend controller. These products are in the early stages of development and we do not anticipate commercial availability of these products until late 2000 or early 2001. We also are developing a common multimedia platform for current and advanced transmission of data, voice and video over existing broadband infrastructures, including cable, DSL and wireless. These products are in the early stages of development, and we do not anticipate commercial availability of these products until late 2001.

   On March 18, 1999, we entered into a one-year Product Development Assistance Agreement ("Development Agreement") with Rogers. Under the terms of the Development Agreement, Rogers is obligated to provide assistance with the characterization and testing of our subscriber-end and head-end voice-over-cable equipment. In addition, Rogers is obligated to provide technology to assist us in connection with our efforts to develop high quality, field proven technology solutions that are DOCSIS-compliant and PacketCable-compliant.

Sales and Marketing

   We have direct sales forces in North America, South America, Europe and Asia. We also distribute our products via distributors and systems integrators. We have signed a distribution agreement with Sumitomo under which Crossbeam is distributing the TeraComm system to several of Japan's leading cable operators. In January 2000, we signed a distribution agreement with BARCO Communication Systems, for the sale of our CherryPicker systems to cable television operators worldwide. In June 2000, we signed a distribution agreement with NEC, for the sale of our IPTL DSL access system throughout Asia and Central and South America.

   We market our products directly to providers of broadband access services through our sales force, key distribution and technology partners, as well as other marketing vehicles such as industry press, trade shows and the Web. Through our marketing efforts, we strive to educate providers on the technological and business benefits of our system solution, as well as our ability to provide quality support and service to the customer. We participate in the major trade shows and industry events for the broadband access industry in the United States and we are expanding our presence in other markets through joint participation at local events with our international sales and marketing partners. Industry referrals and reference accounts are significant marketing tools we develop and utilize.

Customer Service and Technical Support

   We believe that our ability to provide consistently high quality service and support will be a key factor in attracting and retaining customers. Our TSS (Technical Services and Support) organization, located in North America, Europe, South America and Asia, offers support 24 hours a day, seven days per week. Prior to deployment of our systems, each customer's needs are assessed and proactive solutions are implemented, including various levels of training, periodic management and coordination meetings, and problem escalation procedures. We place a strong emphasis on technical training for our customers. Initial training is offered at no cost, both at our headquarters in Santa Clara and on our customers' premises.

   In addition to our TSS organization, we have developed sophisticated tools for remote diagnosis and monitoring of the TeraComm systems deployed by cable operators. These tools allow us to monitor cable operators' installations of the TeraLink 1000 Master Controller to suggest solutions proactively before problems become noticeable to end users. We are developing a Web-based knowledge system to provide cable operators with access to the latest technical support information.

Manufacturing

   We outsource the majority of the materials procurement, printed circuit board assembly, and product assembly and testing to turnkey contract manufacturers. Currently, we contract with Solectron, located in Milpitas, California, and CalComp Electronics, located in Thailand, for the manufacture of the majority of our products. In addition, we also manufacture our products at subcontractors located in the U.S. and Israel. We have a limited in-house manufacturing capability at our Santa Clara headquarters. This facility currently is used for the assembly and final testing of TeraLink 1000 Master Controllers and TeraLink Gateways. We also use this facility for pilot production of new product designs, sample testing of products received from volume manufacturers, developing the manufacturing process and documentation for new products in preparation for outsourcing. We also perform repair operations for some of our products returned from customers with our in-house manufacturing resources.

   Our future success will depend in significant part on our ability to obtain high volume manufacturing at low costs. As volume increases, we plan to engage additional contract manufacturers, to procure additional manufacturing facilities and equipment, to modify existing inventory procedures, to substantially increase our personnel and to revise our quality assurance and testing practices.

   Subcontractors supply our contract manufacturers with both standard components and subassemblies manufactured to our specifications. We depend upon certain key suppliers for a number of the components for our products. For example, we currently rely on Philips Semiconductor, Inc. (formerly VLSI Technology, Inc.) for our S-CDMA ASIC, which is used in our headend and cable modem products. In addition, all of our products contain one or more components that currently only are available from a single source.

Competition

   The market for broadband access systems is extremely competitive and is characterized by rapid technological change. Our direct competitors in the cable modem arena include Cisco, Com21, Matsushita, Motorola, Nortel, Vyyo, RCA, Samsung, Scientific-Atlanta, Sony, 3Com, Toshiba and Zenith, and there are many other potential market entrants. We also sell products that compete with existing data access and transmission systems utilizing the telecommunications networks, such as those of 3Com. Additionally, our controller and headend system products face intense competition from well-established companies such as Cisco, Nortel and 3Com. Our direct competitors in the DSL arena include ECI Telecom, Charles Industries, ADC, Copper Mountain, Accelerated Networks, Integral Access and VINA Technologies. Our direct competitors in the video arena are Cisco and Harmonic, while our direct competitors in the voice arena are Nortel, TelLabs, ADC and Alcatel. Our direct competitors in wireless are Hughes, Marconi, NEC and Scientific-Atlanta.

   The principal competitive factors in the broadband access market include product performance, features and reliability, price, size and stability of operations, breadth of product line, sales and distribution capability, technical support and service, relationships with providers of broadband access services, standards compliance, and general industry and economic conditions. Some of these factors are outside of our control. The existing conditions in the broadband access market could change rapidly and significantly as a result of technological changes, and the development and market acceptance of alternative technologies could decrease the demand for our products or render them obsolete. In addition, these companies and other competitors could introduce broadband access products that will be less costly or provide superior performance or achieve greater market acceptance than our products.

   Many of our current and potential competitors have significantly greater financial, technical, marketing, distribution, customer support and other resources, as well as greater name recognition and access to customers.

   The market for our products may be impacted by the development of other technologies that enable the provisioning of broadband access services and the deployment of services over other media. Widespread acceptance of other technologies or deployment of services over media not supported by our products could materially limit acceptance of our broadband access systems. Broadband access services supported by our products and technology may fail to gain widespread commercial acceptance by providers of broadband access services and end users.

Intellectual Property

   We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in our products. Our pending patent applications may not be granted. Even if they are granted, the claims covered by the patents may be reduced from those included in our applications. Any patent might be subject to challenge in court and, whether or not challenged, might not be broad enough to prevent third parties from developing equivalent technologies or products without taking a license from us. We have entered into confidentiality and invention assignment agreements with our employees, and we enter into non-disclosure agreements with some of our suppliers, distributors and appropriate customers so as to limit access to and disclosure of our proprietary information. These statutory and contractual arrangements may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of some foreign countries might not protect our products or intellectual property rights to the same extent as do the laws of the United States. Protection of our intellectual property might not be available in every country in which our products might be manufactured, marketed or sold.

   In November 1998, CableLabs selected us to co-author DOCSIS 1.2, an enhanced version of the DOSCIS cable modem specification based in part on our S-CDMA technology. In September 1999, CableLabs indicated that it intended to proceed with the advanced PHY work on two parallel tracks: one for the development of a prototype based on our S-CDMA technology and one for the inclusion of Advanced TDMA technology, as proposed by other companies. In February 2000, CableLabs further clarified the status of the advanced PHY project regarding a separate release that will include TDMA technologies. In addition, CableLabs reiterated that it is continuing to work with us on the development of a DOCSIS specification that could include our S-CDMA technology. To that end, we have indicated to CableLabs that we would contribute some aspects of our S-CDMA technology to the DOCSIS intellectual property pool if and when a DOCSIS specification is approved that includes our

S-CDMA technology. We would contribute our technology pursuant to a license agreement with CableLabs that we would execute at that time, and which contains the terms that CableLabs has established for the inclusion of any intellectual property from any source in the DOCSIS specifications. Under the terms of the proposed license agreement, we would grant to CableLabs a royalty-free license for those aspects of our S-CDMA technology that are essential for compliance with the DOCSIS cable modem standard. So-called "implementation know how" is not covered by this license-only those aspects of the technology that are essential to implementing a compliant product. CableLabs would have the right to extend royalty-free sublicenses to companies that wish to build DOCSIS-compatible products. These sublicenses would allow participating companies to utilize and incorporate the essential portions of the S-CDMA technology on a royalty-free basis for the limited use of making and selling products or systems that comply with the DOCSIS cable modem specification Terayon has already joined the DOCSIS intellectual property pool and, as a result, we have a royalty-free sublicense that allows us to ship DOCSIS-compatible products which contain intellectual property submitted by other companies. The scope of this license would not extend to the use of the S-CDMA technology in other areas; only for products that comply with the DOCSIS specifications. As a result, any of our competitors who join or have joined the DOCSIS intellectual property pool will have access to some aspects of our technology without being required to pay us any royalties or other compensation. If and when we submit S-CDMA to the DOCSIS Intellectual Property pool, we are in no way restricted from entering into royalty-bearing license agreements with companies that wish to use the S-CDMA technology for purposes other than implementing DOCSIS compatible products, or that do not wish to enter into the DOCSIS intellectual property pool. Further, some of our competitors have been successful in reverse engineering the technology of other companies, and the inclusion of S-CDMA in a future DOCSIS specification would expose some aspects of our technology to those competitors. DOCSIS specifications are available on an open basis once they are approved, not only to companies that are members of the DOCSIS IP Pool. If a competitor is able to duplicate the functionality and capabilities of our technology, we could lose all or some of the time-to-market advantage we might otherwise have. Under the terms of the proposed license agreement, if we sue certain parties to the proposed license agreement on claims of infringement of any copyright or patent right or misappropriation of any trade secret, those parties may terminate our license to the patents or copyrights they contributed to the DOCSIS intellectual property pool. If a termination like this were to occur, we would continue to have access to some aspects of the DOCSIS intellectual property pool, but we would not be able to develop products that fully comply with the DOCSIS cable modem specification. Also, even if we were to be removed from the IP pool, we would not be prevented from developing and selling products that fully comply with the DOCSIS specifications, but we would not be able to do this with the benefit of a royalty-free license, which would increase the cost of our products, assuming we were able to obtain a license agreement for the required technology. Because of these terms, we may find it difficult to enforce our intellectual property rights against certain companies, even in areas that are not directly related to DOCSIS specifications and products.

   We anticipate that developers of cable modems increasingly will be subject to infringement claims as the number of products and competitors in our industry segment grows. We have received letters from two individuals claiming that our technology infringes patents held by these individuals. We have reviewed the allegations made by these individuals and, after consulting with our patent counsel, we do not believe that our technology infringes any valid claim of these individuals' patents. If the issues are submitted to a court, the court could find that our products infringe these patents. In addition, these individuals may continue to assert infringement. If we are found to have infringed these individuals' patents, we could be subject to substantial damages and/or an injunction preventing us from conducting our business. In addition, other third parties may assert infringement claims against us in the future. An infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us or at all. Litigation also may be necessary to enforce our intellectual property rights.

   We pursue the registration of our trademarks in the United States and have applications pending to register several of our trademarks. However, the laws of certain foreign countries might not protect our products or intellectual property rights to the same extent as the laws of the United States. This means that effective trademark, copyright, trade secret and patent protection might not be available in every country in which our products might be manufactured, marketed or sold.

Employees

   As of May 31, 2000, we had 690 employees, of which 351 were in the research and development group, 147 were in marketing, sales and customer support, 114 were in operations and 78 were in general and administrative functions. None of our employees is represented by a union. We believe that our relations with our employees are good.

Properties

   Our headquarters are located in an approximately 60,000 square foot leased facility located in Santa Clara, California. The current lease for the Santa Clara facility expires in March 2002. We have sales offices in Atlanta, Georgia; Sao Paulo, Brazil; and Brussels, Belgium. In addition, we lease approximately 82,000 square feet in Tel Aviv pursuant to an agreement that expires in 2005. It is our intention to consolidate the operations of our Israeli operations in this space. We believe that our existing facilities are adequate to meet our needs for the immediate future and that our future growth can be accommodated by leasing additional or alternative space near our current facilities.

Legal Proceedings

   In September 1999, Imedia, now our subsidiary, was named as a defendant in a case alleging that Imedia breached its term sheet agreement with the plaintiffs by negotiating with us while a no-shop provision was in place and refusing to allowing the plaintiffs to invest in Imedia. The plaintiffs are seeking damages in excess of $12.0 million. As part of the terms of the Imedia Agreement and Plan of Merger and Reorganization, shares of our common stock to be issued to the former shareholders of Imedia were placed in escrow to indemnify us for any damages that are directly or indirectly suffered as a result any claim brought by any person who was a prospective investor in Imedia and was not a securityholder of Imedia on the closing date of the Imedia acquisition. The value of the escrowed shares was approximately $10.0 million based on the market value of our common stock on the closing date. The case is in its initial stages, and no trial date has been established. We have reviewed the allegations made by the plaintiffs and we do not believe that the outcome will have a negative impact on our financial position, results of operations or cash flows.

   In April 2000, a lawsuit against us and certain of our officers and directors, entitled Birnbaum v. Terayon Communication Systems, Inc., was filed in the United States District Court for the Central District of California. The venue for the lawsuit has been moved to the Northern District of California. The plaintiff purports to be suing on behalf of a class of stockholders who purchased or obligated themselves to purchase our securities during the period from February 2, 2000 to April 11, 2000. The complaint alleges that the defendants violated the federal securities laws by issuing materially false and misleading statements and failing to disclose material information regarding our technology. Several other lawsuits similar to the Birnbaum suit have since been filed. The lawsuits seek an unspecified amount of damages, in addition to other forms of relief. We consider the lawsuits to be without merit and we intend to defend vigorously against these allegations. However, the litigation could prove to be costly and time consuming to defend, and there can be no assurances about the eventual outcome.

  The section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations should be deleted and replaced with the following section:

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We develop, market and sell broadband access systems. Our objective is to be the leading provider of broadband access systems to providers of services to residential and commercial end users. Since our inception in January 1993, we have focused on the development of our patented S-CDMA technology, as well as certain other core technologies, to enable broadband transmission of data over cable networks. We began the specification and design of our first ASIC in October 1994 and produced the first version of this ASIC in September 1996. At the same time, we developed an end-to-end broadband access system, the TeraComm system, around the ASIC. We commenced volume shipments of our TeraComm system in the first quarter of 1998. With some recent acquisitions of complementary technology and businesses, in 1999 we also began to turn our attention to providers of broadband services using existing telephone, copper wire infrastructures and wireless systems.

   We sell our products both in North America and internationally, and we market our products primarily to cable operators and distributors. Our strategy is to supply the leading providers of broadband access services worldwide. Consistent with this strategy, our initial target market consisted of the ten largest cable companies in each major geographic area. In most markets, a small number of large cable operators often provide services to a majority of the subscribers in a specific region and thus influence the purchase decisions of smaller cable operators. In North America, three of the largest cable operators, Rogers Cable Inc. (formerly Rogers Cablesystems Limited), Shaw and TCA Cable TV (a subsidiary of Cox Communications, Inc.), are deploying the TeraComm system. In Japan, through our partner Sumitomo, we have established ourselves as a market leader. In Europe, our TeraComm system is being deployed by UPC, one of Europe's largest broadband communications companies. As a result of the nature of the cable industry and our strategic focus, a small number of customers have accounted for the majority of our revenues to date, and we expect that the majority of our revenues will continue to be generated from a small number of customers for the foreseeable future. In the three months ended March 31, 2000, four customers accounted for approximately 64% of our revenues. This compares to approximately 63% of our revenues from three customers in the same period in 1999. We anticipate that the timing and maturity of these customers' deployments of the TeraComm system will result in variations in revenues generated from these customers.

   The rapid evolution of broadband has resulted in cable television operators, providers of telephone service and other service providers seeking to provide a bundle of voice, data and video services to their residential and commercial subscribers over existing and new infrastructures. Consistent with our objective to be a leading provider of broadband access systems, through a series of recent acquisitions, we are building a complete portfolio of broadband products to support high-speed delivery of voice, data and video services over cable, DSL and wireless. In September 1999, we acquired Imedia and the CherryPicker digital video management system. In November 1999, we completed our acquisition of Radwiz, a provider of communication access systems based on high-speed IP routing integrated with telephony. On January 2, 2000, we completed our acquisition of Telegate, a developer and manufacturer of telephony and data access platforms that are deployed by service providers to deliver efficient carrier-class voice services over cable. In addition, we acquired Combox, a manufacturer of broadband data systems and satellite communications based on international standards, and certain assets of Internet Telecom, a supplier of PacketCable and other standards-based, voice-over IP systems and technologies, through our Israeli subsidiary, Telegate. On April 19, 2000, we acquired Ultracom, a supplier of broadband systems on silicon. Finally, on April 22, 2000, we acquired ANE, a producer of DSL systems that provide multiple phone lines over existing copper telephony of a single pair of copper wires.

   The intensely competitive nature of the market for broadband access systems has resulted in significant price erosion over time. We have experienced and expect to continue to experience downward pressure on our unit ASP or average selling price. A key component of our strategy is to decrease the cost of manufacturing our products to improve our gross margins. For example, in the fourth quarter of 1998, we introduced a cable modem using a single-board design, which has higher gross margins than our original dual-board design. Subsequently, we have successfully introduced several cost reduced versions of the single-board modem that have allowed us to continue to improve gross margin performance despite ongoing ASP declines. We intend to continue to engage in and implement cost reduction efforts, including the further integration of ASIC components, other design changes and manufacturing efficiencies.

   We sustained a net loss of $28.4 million for the three months ended March 31, 2000 and $5.9 million in the same period in 1999. We had an accumulated deficit of $176.8 million as of March 31, 2000. Our operating expenses are based in part on our expectations of future sales, and we expect that a significant portion of our expenses will be committed in advance of sales. We expect to continue to increase our expenditures in technical development and sales and marketing as we engage in activities related to product enhancement, cost reduction and increasing market penetration. In addition, we anticipate that our expenses will increase as a result of the expenses associated with our recent acquisitions, including amortization. We also anticipate that future acquisitions will result in increased expense levels. Additionally, we expect to increase our capital expenditures and other operating expenses in order to support and expand our operations. We anticipate that we will spend approximately $17.0 million on capital expenditures and approximately $40.0 to $50.0 million on research and development during the 12 months ending March 31, 2001. Anticipated capital expenditures consist of purchases of additional test equipment to support higher levels of production and computer hardware, furniture and leasehold improvements for expansion of our facilities, implementation of an enterprise resource planning ("ERP") system and software and equipment for newly hired employees. As a result of these anticipated increased operating expenses, we expect to continue to incur losses for the foreseeable future.

Acquisition of Telegate

   In October 1999, we entered into a Share Purchase Agreement to acquire Telegate, an Israeli company. Telegate produces telephony and data access platforms that are deployed by service providers to deliver efficient carrier-class voice services over cable. Telegate also provides in-home networking capability for telephony and data, based on the Digital Enhanced Cordless Telephony (DECT) standard. The transaction was completed on January 2, 2000. The acquisition was accounted for under the purchase method of accounting and, accordingly, our Report on Form 10-Q dated May 15, 2000 presents our financial results through the entire period and combined results with Telegate for the portion of the period following January 2, 2000.

Recent Events

   Subsequent to March 31, 2000, we completed our acquisitions of ANE, Combox, Internet Telecom and Ultracom. The Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this document reflect the impact of the ANE and Combox acquisitions. The Unaudited Pro Forma Combined Condensed Financial Statements do not include the impact of the Internet Telecom and Ultracom acquisitions. The purchase price for Internet Telecom and Ultracom is estimated at approximately $94 million. We believe that a significant portion of the purchase price will be allocated to intangible assets, including goodwill. The intangible assets will be amortized over lives expected to range from two to five years.

   In April 2000, we acquired certain assets and assumed certain liabilities of ANE, which produces DSL systems that provide multiple phone lines over the existing copper telephony network. We issued 1,404,552 shares of common stock, valued at approximately $85.0 million based on the maximum purchase price specified in the asset purchase agreement. We also established an employee retention program for purposes of retaining certain identified employees of ANE. The retention program provides for up to three annual payments to the identified employees in a total amount of approximately $4.2 million provided the employees remain employed by us. The retention payments will be charged to expense over the employees' respective periods of service. We will account for the acquisition as a purchase transaction.

   In April 2000, we also acquired Combox, an Israeli manufacturer of broadband data systems and satellite communications based on international standards. Combox's cable data access systems conform to the growing EuroModem international specification, based on the Digital Video Broadcasting (DVB) standard. We issued 1,547,770 shares of common stock valued at approximately $92.0 million based on the fair market value of our common stock on the days immediately preceding and following the date the acquisition was announced. In addition, we issued options to purchase our common stock to the vested and unvested optionholders of Combox options. We will account for the acquisition as a purchase transaction.

   In April 2000, our subsidiary Telegate purchased certain assets of Internet Telecom, an Israeli-based supplier of PacketCable and other standards-based, voice-over-IP systems and technologies. We issued 377,380 shares of common stock valued at approximately $44.0 million based on the fair market value of our common stock on the days immediately preceding and following the announcement of the acquisition and paid the former shareholders of Internet Telecom approximately $1.5 million. We will account for the transaction as a purchase transaction.

   In April 2000, we acquired Ultracom, an Israeli-based supplier of broadband systems-on-silicon. We issued 536,766 shares of common stock valued at approximately $50.0 million based on the fair market value of the our common stock on the days immediately preceding and following the date the acquisition was announced. We assumed the unvested Ultracom options, the value of which will be included in the purchase price. We will account for the transaction as a purchase transaction.

Results of Operations

 Three Months Ended March 31, 2000 and 1999

   Revenues. Revenues consist primarily of sales of broadband access systems consisting of cable modems and headend equipment to new and existing customers. Our revenues increased to $59.3 million for the three months ended March 31, 2000 from $15.9 million for the same period in 1999. The increased revenues in the first three months of 2000, as compared to the same quarter in 1999, were largely attributable to continuing deployment of our TeraComm system by existing customers. The sales of products acquired as a result of our acquisition of Imedia, Radwiz and Telegate accounted for approximately $8.8 million of the increased revenue in the first quarter of 2000.

   We sell our products directly to broadband access service providers, system resellers and distributors. Revenues related to product sales are generally recognized when the products are shipped to the customer, the point at which title passes. A provision is made for estimated product returns as product shipments are made. Our existing agreements with our system resellers and distributors do not contain price protection provisions and do not grant return rights beyond those provided by our standard warranty.

   Cost of Goods Sold. Cost of goods sold consists of direct product costs as well as the cost of our manufacturing operations group. The cost of the manufacturing operations group includes assembly, test and quality assurance for products, warranty costs and associated costs of personnel and equipment. For the three months ended March 31, 2000, we incurred cost of goods sold of $43.9 million compared to $14.0 million for same period in 1999. Cost of goods sold for the three months ended March 31, 2000 included the cost of our manufacturing operations group and approximately $6.3 million of amortization of intangibles assets resulting from the acquisitions of Imedia, Radwiz and Telegate. Our cost of goods sold increased during the three months ended March 31, 2000, compared to the same period in 1999 primarily due to increased product shipments.

   Gross Profit. We achieved a gross profit of $15.4 million for the three months ended March 31, 2000 compared to $1.9 million for the same period in 1999. This improvement in our gross profit was largely the result of continued cost reduction efforts. We intend to continue to engage in and implement cost reduction efforts, including the further integration of ASIC components, other design changes and manufacturing efficiencies. We anticipate that continued decreases in the average sales price of our products will partially, if not completely, offset the benefits obtained from further cost reductions.

   Our gross profit also is influenced by the sales mix of TeraLink Master Controllers, TeraLink Gateways and TeraPro cable modems and the maturity of TeraComm system deployments in any quarter. TeraPro cable modems have lower margins than the TeraLink Master Controllers and TeraLink Gateway headend products. New deployments of TeraComm systems typically include a higher mix of headend equipment and involve smaller quantities of product sold. Products sold in connection with new deployments thus generally are sold at higher margins than products associated with more mature deployments of the TeraComm system, which generally involve larger quantities of products, primarily cable modems. We expect that the introduction of new customers and the relationship of revenues generated from the sale of TeraPro cable modems to our overall revenues will result in fluctuations in our gross profit in future periods.

   We introduced a CableLabs certified DOSCIS 1.0 cable modem in third quarter of 1999. We also are currently developing a DOCSIS system that will include a headend controller. We believe that the widespread adoption of industry standards will result in further price pressure. We anticipate that the relationship of revenues generated from the sale of our proprietary TeraComm system versus a DOCSIS compliant system will result in fluctuations in our gross profit in future periods. The impact on our gross profit for the three months ended March 31, 2000 resulting from the sale of our DOCSIS 1.0 cable modem was not significant.

   Our gross profit also is influenced by the level of sales of products of acquired companies, which produce varying gross profit results. We expect that our gross profit will fluctuate in future periods as a result of these and other acquisitions.

   Research and Development. Research and development expenses consist primarily of personnel costs, as well as design expenditures, equipment and supplies required to develop and to enhance our products. Research and development expenses increased to $10.6 million for the three months ended March 31, 2000 from $3.2 million in the same period of 1999, primarily as a result of increased personnel costs. The increased personnel costs were a result of expansion in our own employee base as we continued to focus our efforts on developing new products and enhancing our current products. The increased personnel costs were also the result of the acquisitions of Imedia, Radwiz and Telegate. We intend to continue to increase investment in research and development as a result of these and other activities.

   Cost of Product Development Assistance Agreement. In March 1999, we entered into a one-year Product Development Assistance Agreement with Rogers. Under the terms of the Development Agreement, Rogers is obligated to assist us with the characterization and testing of our subscriber-end and head-end voice-over-cable equipment. In addition, Rogers is obligated to provide us with technology to assist us with our efforts to develop high quality, field proven technology solutions that are DOCSIS-compliant and PacketCable-compliant. The Development Agreement has a term of one year. In consideration of Rogers entering into the Development Agreement, we issued Rogers two fully vested and non-forfeitable warrants, each to purchase two million shares of common stock on a cashless basis. One warrant had an exercise price of $0.50 per share and one warrant had an exercise price of $18.50 per share. The fair value of the two warrants was approximately $45.0 million and resulted in a noncash charge included in operations over the one-year term of the Development Agreement. As a result of the Development Agreement, our results for the three months ended March 31, 2000 include a noncash charge of $9.6 million compared to $1.6 million for the same period in 1999. In March 2000, Rogers purchased 3,687,618 shares of our common stock on a net exercise basis, resulting in no proceeds to us.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and commissions for sales, marketing and support personnel, and costs related to trade shows, consulting and travel. Sales and marketing expenses increased to $7.7 million for the three months ended March 31, 2000 from $2.8 million for the same period in 1999. The increase in sales and marketing expenses was primarily due to increased payroll costs related to additional sales and support personnel necessary to support the expansion of our customer base. In addition, the increase in sales and marketing expenses was attributable to the increased payroll and associated costs resulting from the acquisitions of Imedia, Radwiz and Telegate, and increased commissions related to higher sales. We expect sales and marketing expenses to continue to increase as we expand our customer base.

   General and Administrative. General and administrative expenses primarily consist of salary and benefits for administrative officers and support personnel, travel expenses, legal, accounting and consulting fees. General and administrative expenses increased to $4.2 million for the three months ended March 31, 2000 from $1.2 million in the same period of 1999. The increase was primarily due to costs associated with the increased infrastructure required to support our expanded activities and increased personnel costs associated with our acquisitions of Imedia, Radwiz and Telegate. We expect general and administrative expenses will continue to increase in the near term as a result of these factors.

   In-Process Research and Development. We incurred charges of $6.8 million for the three months ended March 31, 2000 related to research and development projects in process at

Telegate at the time of the acquisition. The projects identified as in-process will require additional effort in order to establish technological feasibility. These projects have identifiable technological risk factors that indicate that even though successful completion is expected, it is not assured.

   In-process technology acquired consists primarily of major additions to Telegate's core technology, which is related to Telegate's planned development of new features. The majority of the intended functionality of these new features is not supported by Telegate's current technology. Intended new features include: connection on demand functionality to extend the product's ISDN compatibility; the ability to use cordless technology for either voice or data applications; and, a subscriber end unit that can be used in multi-dwelling units. Notwithstanding our expectations, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

   Goodwill Amortization. The Imedia acquisition was completed on September 16, 1999 and was accounted for as a purchase transaction. The total purchase price, representing the fair value of our shares issued and transaction and direct acquisition costs, was approximately $109.0 million. The purchase price was allocated between the net tangible assets of Imedia on the date of acquisition (approximately $645,000), in-process research and development (approximately $11.0 million) and intangible assets acquired (approximately $97.3 million). Intangible assets consist of developed technology (approximately $27.0 million), assembled workforce (approximately $2.5 million), trademark (approximately $4.0 million) and goodwill (approximately $63.8 million). The intangible assets will be amortized straight line over lives ranging from two to six years. The amortization of developed technology will impact cost of goods sold in future periods. The amortization of the other intangibles will principally impact operating expenses in future periods.

   The Radwiz acquisition was completed on November 22, 1999 and was accounted for as a purchase transaction. The total purchase price, representing the fair value of our shares issued and transaction and direct acquisition costs, was approximately $53.6 million. The purchase price was allocated between the net tangible assets of Radwiz on the date of acquisition (approximately $3.1 million), in-process research and development (approximately $3.6 million) and net intangible assets acquired (approximately $46.9 million). Intangible assets consist of developed technology (approximately $29.9 million), assembled workforce (approximately $2.8 million), trademark (approximately $1.1 million) and goodwill (approximately $24.1 million). Goodwill has been increased and deferred tax liabilities have been recorded in the amount of approximately $11.0 million to reflect the net tax effect of the book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. The intangible assets will be amortized straight line over lives ranging from two to six years. The amortization of developed technology will impact cost of goods sold in future periods. The amortization of the other intangibles will principally impact operating expenses in future periods.

   The Telegate acquisition was completed on January 2, 1999 and was accounted for as a purchase transaction. The total purchase price, representing the fair value of our shares issued and transaction and direct acquisition costs, was approximately $140.0 million. The purchase price was allocated between the net tangible assets of Telegate on the date of acquisition (approximately $6.9 million), in-process research and development (approximately $6.8 million) and intangible assets acquired (approximately $126.3 million). Intangible assets consist of developed technology (approximately $21.1 million), customer relationship

(approximately $34.6 million) assembled workforce (approximately $4.2 million), and goodwill (approximately $66.6 million). Goodwill has been increased and deferred tax liabilities have been recorded in the amount of approximately $167,000 to reflect the net tax effect of the book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price. The intangible assets will be amortized straight line over lives expected to range from two to six years. The amortization of developed technology and customer relationship will impact cost of goods sold in future periods. The amortization of the other intangibles will principally impact operating expenses in future periods.

   We expect amortization of goodwill and other intangibles related to acquisitions subsequent to March 31, 2000, to increase in future periods.

   Net Interest Income (Expense). Net interest income was $1.4 million for the three months ended March 31, 2000 compared to $1.0 million for the same period in 1999.

   Income Taxes. We have generated operating losses since our inception. Due to our inability to recognize a benefit from these operating losses we have no provision for income taxes in 1999 and 1998. We account for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). Under FAS No. 109, deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. FAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses for the prior three years, we have provided a full valuation against our net deferred tax assets as of March 31, 2000 and 1999.

Results of Operations

 Years Ended December 31, 1999 and 1998

   Revenues. Our revenues increased to $97.0 million in 1999 from $31.7 million in 1998. Revenues consist primarily of sales of cable modems and headend equipment to new and existing customers. The increased revenues in 1999 were primarily attributable to the addition of new customers in 1999 and continuing deployments of our TeraComm system by existing customers, and, to a lesser extent, the sales of products acquired as a result of our acquisition of Imedia. The impact on revenues resulting from the acquisition of Radwiz was not significant for the year ended December 31, 1999.

   We sell our products directly to broadband access service providers, system resellers and distributors. Revenues related to product sales are generally recognized when the products are shipped to the customer. A provision is made for estimated product returns as product shipments are made. Our existing agreements with our system resellers and distributors do not contain price protection provisions and do not grant return rights beyond those provided by the Company's standard warranty.

   Cost of Goods Sold. Cost of goods sold consists of direct product costs as well as the cost of our manufacturing operations group. The cost of the manufacturing operations group includes assembly, test and quality assurance for products, warranty costs and associated costs of personnel and equipment. In 1999, we incurred $72.0 million in cost of goods sold, which included the cost of our manufacturing operations group and approximately $1.9 million of amortization of intangibles assets resulting from the acquisitions of Imedia and Radwiz. In 1998, we incurred $34.5 million in cost of goods sold, which included the cost our manufacturing operations group and a charge of $1.3 million relating to the write-off of obsolete inventory and the transition of manufacturing operations.

   Gross Profit (Loss). Our gross profit was $25.0 million or 26% of revenue in 1999. This compares to a gross loss of $2.8 million in 1998. The improvement in our gross profit in 1999 compared to 1998 was due largely to the introduction of a cable modem using a single-board design in the fourth quarter of 1998. This modem has a higher gross margin than our original dual board design. Subsequent to the introduction of the single-board design, we have successfully introduced cost reduced versions that have allowed us to continue to improve gross margin. We intend to continue to engage in and implement cost reduction efforts, including the further integration of ASIC components, other design changes and manufacturing efficiencies. We anticipate that continued decreases in the average sales price of our products will partially, if not completely, offset the benefits obtained from further cost reductions.

   Our gross profit also is influenced by the sales mix of TeraLink Master Controllers, TeraLink Gateways and TeraPro cable modems and the maturity of TeraComm system deployments in any quarter. TeraPro cable modems have lower margins than the TeraLink Master Controllers and TeraLink Gateway headend products. New deployments of TeraComm systems typically include a higher mix of headend equipment and involve smaller quantities of product sold. Products sold in connection with new deployments thus generally are sold at higher margins than products associated with more mature deployments of the TeraComm system, which generally involve larger quantities of products, primarily cable modems. We expect that the introduction of new customers and the relationship of revenues generated from the sale of TeraPro cable modems to our overall revenue will result in fluctuations in our gross profit in future periods.

   We introduced a CableLabs certified DOSCIS 1.0 cable modem to the market in third quarter of 1999. We also are currently developing a DOCSIS system that will include a headend controller. We believe that the widespread adoption of industry standards will result in further price pressure. We anticipate that the relationship of revenues generated from the sale of our proprietary TeraComm system versus a DOCSIS compliant system will result in fluctuations in our gross profit in future periods. The impact on our gross margin in 1999 resulting from the sale of our DOCSIS 1.0 cable modem was not significant.

   Our gross margin also is influenced by the level of sales of products of acquired companies, which produce varying gross margin results. We expect that our gross margin will fluctuate in future periods as a result of these and other acquisitions.

   Research and Development. Research and development expenses consist primarily of personnel costs, as well as design expenditures, equipment and supplies required to develop and to enhance our products. Research and development expenses increased to $17.6 million in 1999 from $10.7 million in 1998, primarily as a result of increased personnel costs. The increased personnel costs are a result of expansion in our own employee base as we continue to focus our efforts on developing new products and enhancing our current products. The increased personnel costs are also the result of the acquisitions of Imedia and Radwiz. We intend to continue to increase investment in research and development as a result of these and other activities.

   Cost of Product Development Assistance Agreement. In March 1999, we entered into a one-year Product Development Assistance Agreement with Rogers. Under the terms of the Development Agreement, Rogers is obligated to assist us with the characterization and testing of our subscriber-end and head-end voice-over-cable equipment. In addition, Rogers is obligated to provide us with technology to assist us with our efforts to develop high quality, field proven technology solutions that are DOCSIS-compliant and PacketCable-compliant. The Development Agreement has a term of one year. In consideration of Rogers entering into the Development Agreement, we issued Rogers two fully vested and non-forfeitable warrants, each to purchase 2.0 million shares of common stock on a cashless basis. One warrant has an exercise price of $0.50 per share and one warrant had an exercise price of $18.50 per share. The warrants may be exercised at any time in full or in part through March 31, 2000. The fair value of the two warrants was approximately $45.0 million and resulted in a noncash charge included in operations over the one-year term of the Development Agreement. As a result of the Development Agreement, our results for 1999 include a noncash charge of $35.1 million. In March 2000, Rogers purchased 3,687,618 shares of our common stock on a net exercise basis, resulting in no proceeds to us.

   In-Process Research and Development. We incurred charges of $11.0 million for the year ended December 31, 1999 related to research and development projects in process at Imedia at the time of the acquisition and $3.6 million related to research and development project in process at Radwiz at the time of the acquisition. The projects identified as in-process will require additional effort in order to establish technological feasibility. These projects have identifiable technological risk factors that indicate that even though successful completion is expected, it is not assured.

   In-process technology resulting from the acquisition of Imedia consists primarily of major additions to Imedia's core technology, which is related to Imedia's planned development of new features. The majority of the intended functionality of these new features is not supported by Imedia's current technology. Intended new features include offering high quality video service over the Internet and multiplexing data with video. We expect that in-process technology will be successfully developed and that initial benefits from these projects will begin in 2001. However, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

   In-process technology resulting from the acquisition of Radwiz consists primarily of major additions to Radwiz's core technology, which is related to Radwiz's planned development of new features. The majority of the intended functionality of these new features is not supported by Radwiz's current technology. Intended new features include offering: end-to-end carrier quality of service; allowing access via an ATM network; and, providing ISDN line functionality. We expect that in-process technology will be successfully developed and that initial benefits from these projects will begin in mid-year 2000. However, significant technical challenges must be resolved in order to complete the in-process technology.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and commissions for sales, marketing and support personnel, and costs related to trade shows, consulting and travel. Sales and marketing expenses increased to $15.7 million in 1999 from $6.9 million in 1998, primarily due to increased payroll costs related to additional sales and support personnel necessary to support the expansion of our customer base and resulting from the acquisitions of Imedia and Radwiz, and increased commissions related to higher sales. We expect sales and marketing expenses to continue to increase as we expand our customer base.

   General and Administrative. General and administrative expenses primarily consist of salary and benefits for administrative officers and support personnel, travel expenses, legal, accounting and consulting fees. General and administrative expenses increased to $7.5 million in 1999 from $3.2 million in 1998. The increase was primarily a result of costs associated with the increased infrastructure required to support our expanded activities and due to increased personnel costs associated with our acquisitions of Imedia and Radwiz. We expect that general and administrative expenses will continue to increase in the near term as a result of these factors.

   Amortization of Goodwill and Other Intangible Assets. The Imedia acquisition was completed on September 16, 1999 and was accounted for as a purchase transaction. The total purchase price, representing the fair value of our shares issued and transaction and direct acquisition costs, was approximately $109.0 million. The purchase price was allocated between the net tangible assets of Imedia on the date of acquisition (approximately $645,000), in-process research and development (approximately $11.0 million) and intangible assets acquired (approximately $97.3 million). Intangible assets consist of developed technology (approximately $27.0 million), assembled workforce (approximately $2.5 million), trademark (approximately $4.0 million) and goodwill (approximately $63.8 million). The intangible assets will be amortized straight line over lives ranging from two to six years. The amortization of developed technology will impact cost of goods sold in future periods. The amortization of the other intangibles will principally impact operating expenses in future periods.

   The Radwiz acquisition was completed on November 22, 1999 and was accounted for as a purchase transaction. The total purchase price, representing the fair value of our shares issued and transaction and direct acquisition costs, was approximately $53.6 million. The purchase price was allocated (based on an independent appraisal) between the net tangible assets of Imedia on the date of acquisition (approximately $3.1 million), in-process research and development (approximately $3.6 million) and net intangible assets acquired (approximately $46.9 million). Intangible assets consist of developed technology (approximately $29.9 million), assembled workforce (approximately $2.8 million), trademark (approximately $1.1 million) and goodwill (approximately $24.1 million). Goodwill has been increased and deferred tax liabilities have been recorded in the amount of approximately $11.0 million to reflect the net tax effect of the book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price. The intangible assets will be amortized straight line over lives ranging from two to six years. The amortization of developed technology will impact cost of goods sold in future periods. The amortization of the other intangibles will principally impact operating expenses in future periods.

   We expect amortization of goodwill and other intangibles related to the acquisitions of Imedia and Radwiz, as well as subsequent acquisitions, to increase in future periods.

   Net Interest Income. Net interest income increased to $5.0 million in 1999 from $449,000 in 1998, primarily as a result of higher average cash balances subsequent to our public offering in January 1999.

   Series F Convertible Preferred Stock Dividend. We recorded a dividend of $23.9 million in 1998. The dividend represented the fair value of a warrant to purchase 6,000,000 shares of our common stock (the "Shaw Warrant"), and was recorded under the provision of EITF No. 96-13, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The warrant was issued in connection with the sale of $5.0 million of convertible preferred stock to Shaw. Shaw purchased 3,000,000 shares of common stock in

March 1999 and 3,000,000 shares of our common stock in November 1999 under the terms of the Shaw Warrant resulting in net proceeds to us of $19.5 million.

   Income Taxes. We have generated operating losses since our inception. Due to our inability to recognize a benefit from these operating losses we have no provision for income taxes in 1999 and 1998, We account for income taxes under FAS 109. Under FAS 109, deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. FAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses for the prior three years, the Company has provided a full valuation against its net deferred tax assets as of December 31, 1999 and 1998. We intend to evaluate our ability to realize the benefit of the deferred tax assets on a quarterly basis. See Note 12 to the Consolidated Financial Statements for the year ended December 31,1999.

   Stock-Based Compensation. As of December 31, 1999, we had recorded deferred compensation of $2.6 million related to certain stock options granted in 1998 and 1997. We amortized approximately $631,000 of the deferred compensation in 1999, $421,000 in 1998 and $12,000 in 1997. The remainder will be amortized over the related vesting period of the stock options. See Note 11 of Notes to Consolidated Financial Statements for the year ended December 31, 1999.

 Years Ended December 31, 1998 and 1997

   Revenues. Our revenues increased to $31.7 million in 1998 from $2.1 million in 1997. Revenues consist primarily of sales of cable modems and headend equipment to new and existing customers. We did not commence selling our products until June 1997 and did not commence selling our products in volume until the first quarter of 1998.

   Cost of Goods Sold. In 1998, we incurred $34.5 million in cost of goods sold, which included the costs our manufacturing operations group and a charge of $1.3 million relating to the write-off of obsolete inventory and the transition of manufacturing operations. In 1997, we incurred $6.5 million in cost of goods sold, which included the cost of the manufacturing group for the entire period as we readied our products for commercialization.

   Gross Loss. We incurred a gross loss of $2.8 million in 1998. In 1997, we incurred a gross loss of $4.3 million due to costs associated with our manufacturing operations group. The decrease in gross loss in 1998 compared to 1997 was primarily due to a reduced negative margin on cable modems, which was partially offset by the $1.3 million write-off relating to obsolete inventory and the transition of manufacturing operations to Solectron. We completed the transition to a lower cost, single-board modem product in the fourth quarter of 1998. Primarily as a result of this lower cost product, we achieved a positive gross margin of $425,000 in the fourth quarter of 1998.

   Research and Development. Research and development expenses decreased to $10.7 million in 1998 from $11.3 million in 1997 as a result of the timing of our development projects.

   Sales and Marketing. Sales and marketing expenses increased to $6.9 million in 1998 from $4.5 million in 1997, primarily due to increased payroll costs related to additional sales and support personnel for commercial trials and deployment of our products and increased commissions related to higher sales in 1998.

   General and Administrative. General and administrative expenses increased to $3.2 million in 1998 from $2.5 million in 1997, primarily a result of the additional reporting requirements imposed on us as a public company and increased infrastructure to support our expanded activities.

   Net Interest Income. Net interest income increased to $449,000 in 1998 from $128,000 in 1997, primarily as a result of higher average cash balances subsequent to our initial public offering in August 1998.

   Series F Convertible Preferred Stock Dividend. We recorded a dividend of $23.9 million in 1998. The dividend represents the fair value the Shaw Warrant. The Shaw Warrant was issued in connection with the sale of $5.0 million of convertible preferred stock to Shaw (the "Shaw Financing"). Our accounting conclusion was that the sale of preferred stock was, in substance, a financing transaction and not the issuance of equity instruments in exchange for goods or services.

   Income Taxes. We have not generated operating losses since inception. Due to our inability to recognize a benefit from these operating losses we have no provision for income taxes in 1998 and 1997. We account for income taxes under Statement of Financial Accounting Standards No. 109. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the net deferred tax assets as of December 31, 1998 and 1997 have been established to reflect these uncertainties.

   Stock-Based Compensation. As of December 31, 1998, we had recorded deferred compensation of $2.6 million related to certain stock options granted in 1998 and 1997. We amortized approximately $421,000 of the deferred compensation in 1998 and $12,000 in 1997. The remainder will be amortized over the related vesting period of the stock options. See Note 10 of Notes to Consolidated Financial Statements for the year ended December 31, 1999.

 Liquidity and Capital Resources

   At March 31, 2000, we had approximately $54.7 million in cash and cash equivalents, $63.2 million in short-term investments and a $2.5 million revolving line of credit. There were no outstanding borrowings under the line of credit and approximately $2.5 million was available.

   Cash provided by operating activities in the first three months of 2000 was $5.8 million. This compares to cash used in operating activities of $3.7 million in the first three months of 1999. Cash provided by investing activities was $13.2 million in the first three months of 2000 compared to cash used in investing activities of $55.5 million in the first three months of 1999. Investment activities consisted primarily of the purchase and sale of short-term investments in 2000 and 1999. Cash provided by financing activities was $3.2 million for the three months ended March 31, 2000 compared to $85.6 million for the three months ended March 31, 1999. Financing activities consisted primarily of proceeds from the exercise of options and the issuance of common stock in 2000 and from the sale and issuance of common stock in a public offering in 1999.

   As of March 31, 2000, we had approximately $125.7 million of unconditional purchase obligations. We anticipate that we will pay approximately $69.1 million of these obligations by June 30, 2000. We intend to make these payments out of available working capital.

   We believe that our current cash and cash equivalent balances, together with cash anticipated to be generated from operations and anticipated financing arrangements, including this offering, will satisfy our projected working capital and capital expenditure requirements, at a minimum, for the next twelve months.

 Impact of Year 2000

   In prior years, we discussed the nature and progress of our plans to become year 2000 ready. In late 1999, we completed the remediation and testing of our systems. As a result of those planning and implementation efforts, we experienced no significant disruptions in mission critical information technology and non-information technology systems and we believe those systems successfully responded to the year 2000 date change. We incurred no significant costs in 1999 in connection with the remediation of our systems. We are not aware of any material problems resulting from year 2000 issues, either with our products, our internal systems, or the products and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the rest of the year to ensure that any latent year 2000 matters that may arise are addressed promptly.

 Recent Financial Accounting Pronouncement

   In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. FAS 133 was effective for fiscal years beginning after September 15, 1999. In July 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" (FAS 137). FAS 137 defers for one year the effective date of FAS 133 which will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. We believe that the adoption of FAS 133 will not have a significant impact on our operating results or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in the financial statements of public companies. The accounting profession is currently exploring practical means of implementing the guidelines established by SAB 101. To the extent that SAB 101 is applicable to us, we will be required to change our revenue recognition policy. In June 2000 the Securities and Exchange Commission issued SAB 101 B which delays the effective date of SAB 101 until no later than the fourth fiscal quarter beginning after December 15, 1999. We will be required to adopt SAB 101 by the fourth quarter of 2000. Financial information for prior quarters would be restated with the cumulative effect adjustment reflected in the first quarter of 2000 in accordance with FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. In subsequent periods, we would disclose the amount of revenue, if material, recognized in those periods that were included in the cumulative effect adjustment. We currently cannot determine what effect, if any, that SAB 101 will have on our financial statements. We believe that SAB 101, to the extent it is applicable to us, will not effect the underlying strength or weakness of our business operations as measured by the dollar value of our shipments and cash flows.

  The section entitled Certain Business Risk should be deleted and replaced with the following section:


                            CERTAIN BUSINESS RISK

   Before making an investment decision, you should carefully consider the risks described below. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

We have a limited operating history and a history of losses.

   We have a limited operating history, and it is difficult to predict our future operating results. We began shipping products commercially in June 1997, and we only have been shipping products in volume since the first quarter of 1998. As of March 31, 2000, we had an accumulated deficit of $176.8 million. We believe that we will continue to experience net losses for the foreseeable future. Most of our expenses are fixed in advance, and we generally are unable to reduce our expenses significantly in the short term to compensate for any unexpected delay or decrease in anticipated revenues. We expect to continue to increase expenses for the foreseeable future to support increased sales and marketing and technical support costs. Any significant delay in our anticipated revenues or commercialization of new products would harm our business. The revenue and profit potential of our business and our industry are unproven. We had negative gross margins from our inception until the fourth quarter of 1998, and any future revenue growth may not result in positive gross margins or operating profits in future periods.

Our operating results may fluctuate.

   Our quarterly revenues are likely to fluctuate significantly in the future due to a number of factors, many of which are outside our control. Factors that could affect our revenues include the following:

  .  variations in the timing of orders and shipments of our products;

  .  variations in the size of the orders by our customers;

  .  new product introductions by competitors;

  .  delays in our introduction of new products;

  .  delays in our receipt of orders forecasted by our customers;

  . delays by our customers in the completion of upgrades to their cable infrastructure;

  . variations in capital spending budgets of broadband access service providers;

  . adoption of industry standards and the inclusion in or compatibility of our technology with any such standards; and

  . delays in obtaining regulatory approval for commercial deployment of cable modem systems.

   Our expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as we begin development of new products and as our development programs move to wafer fabrication and prototype development, which results in higher engineering expenses.

   A variety of factors affect our gross margin, including the following:

  .  the sales mix of our products;

  .  the volume of products manufactured;

  .  the type of distribution channel through which we sell our products;

  .  the average selling prices or "ASPs" of our products; and

  .  the effectiveness of our cost reduction measures.

   We anticipate that unit ASPs of our products will decline in the future. This could cause a decrease in the gross margins for these products. In addition, the maturity of TeraComm system deployments affects our gross margin. New deployments of the TeraComm system involve the sale of headend equipment (which has higher margins) and generally involve smaller quantities of product. New deployments typically are sold at higher margins than the larger volume sales of product associated with more mature deployments of the TeraComm system. The sales mix of TeraLink 1000 Master Controllers, TeraLink Gateways and TeraPro cable modems also affects our gross margin. The TeraPro cable modems have significantly lower margins than the TeraLink 1000 Master Controller and TeraLink Gateway headend products. We expect to achieve significantly lower margins on the TeraPro cable modems for the foreseeable future. Further, we expect that sales of TeraPro cable modems will continue to constitute a significant portion of our revenues for the foreseeable future.

   We also anticipate that our operating results will be impacted by sales, gross profit and operating expenses of acquired companies. The impact of these factors on our operating results will vary as we acquire additional companies.

We are dependent on a small number of customers.

   Four customers accounted for approximately 64% of our revenues for the quarter ended March 31, 2000 and three customers accounted for approximately 63% of our revenues for the quarter ended March 31, 1999. We believe that a substantial majority of our revenues will continue to be derived from sales to a relatively small number of customers for the foreseeable future. In addition, we believe that sales to these customers will be focused on a limited number of projects.

   The cable industry is undergoing significant consolidation in North America and internationally, and a limited number of cable operators controls an increasing number of cable systems. Currently, ten cable operators in the United States own and operate facilities passing approximately 86% of total homes passed. In addition, the North American DSL market is concentrated with the major ILECs, constituting a significant percentage of the market. As a result, our sales will be largely dependent upon product acceptance by the leading broadband service providers. Currently, the timing and size of each customer's order is critical to our operating results. Our major customers are likely to have significant negotiating leverage and may attempt to change the terms, including pricing, upon which we do business with them. These customers also may require longer payment terms than we anticipate, which could require us to raise additional capital to meet our working capital requirements.

Acquisitions could result in dilution, operating difficulties and other adverse consequences.

   We have acquired seven businesses since September 1999: Imedia Corporation in September 1999; Radwiz in November 1999; Telegate in January 2000; ANE in April 2000; ComBox in April 2000; some assets of Internet Telecom in April 2000; and Ultracom in April

2000. If appropriate opportunities present themselves, we intend to acquire additional businesses, technologies, services or products that we believe are strategic. The process of integrating any acquired business into our business and operations is risky and may create unforeseen operating difficulties and expenditures. The areas in which we may face difficulties include:

  . diversion of management time (both ours and that of the acquired companies) during the period of negotiation through closing and after closing from the ongoing development of our businesses, issues of integration and future products;

  . decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business;

   We typically sell products to our customers pursuant to purchase orders, and we therefore generally do not have long-term agreements in place with our customers.

  . the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if this integration is delayed or not implemented; and

  . the need to implement controls, procedures and policies appropriate for a larger public group of companies that prior to acquisition had been smaller, private companies.

   We have very limited experience in managing this integration process. Moreover, the anticipated benefits of any or all of these completed or pending acquisitions may not be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of additional debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions also could require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

The sales cycle for our products is lengthy.

   The sales cycle associated with our products typically is lengthy, often lasting six months to a year. Our customers typically conduct significant technical evaluations of competing technologies prior to the commitment of capital and other resources. In addition, purchasing decisions may be delayed because of our customers' internal budget approval procedures. Sales also generally are subject to customer trials, which typically last three months. Because of the lengthy sales cycle and the large size of customers' orders, if orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our operating results for that quarter could suffer.

There are many risks associated with our participation in the establishment of advanced physical layer specifications to be added to DOCSIS.

   In November 1998, CableLabs selected us to co-author DOCSIS 1.2 (Data Over Cable Service Interface Specifications), an enhanced version of the DOCSIS cable modem specification based in part on our S-CDMA technology. In September 1999, CableLabs indicated that it intended to proceed with the advanced physical layer ("PHY") work on two parallel tracks: one for the development of a prototype based on our S-CDMA technology and one for the inclusion of Advanced TDMA technology (Time Division Multiple Access), as proposed by other companies. In February 2000, CableLabs further clarified the status of the advanced PHY project regarding a separate release that will include TDMA technologies. In addition, CableLabs reiterated that it is continuing to work with us on the development of a DOCSIS specification that could include our S-CDMA technology. To that end, CableLabs has requested that we submit a prototype of a DOCSIS system that incorporates an S-CDMA advanced PHY capability for testing. CableLabs has stated that if the testing of this prototype reveals that the S-CDMA advanced PHY works as claimed (including proper backwards compatibility and coexistence with the other aspects of DOCSIS), and if the costs for adding S-CDMA to DOCSIS products are in line with estimates, then it is likely, but not certain, that S-CDMA advanced PHY capabilities will be included in a future version of the DOCSIS specification. The prototype we submit to CableLabs may fail to demonstrate the level of performance that CableLabs seeks; even if it does meet performance expectations there can be no guarantee that CableLabs will incorporate the technology into a future version of DOCSIS specifications. In addition, if CableLabs does proceed to include S-CDMA in a future DOCSIS specification, there can be no guarantee that the DOCSIS S-CDMA specification will be the same as the specification we incorporated in the prototype submitted for tests, which may require us to further develop our prototype.

   Our future revenues and operating results are likely to suffer if S-CDMA is not included in a future release of DOCSIS. We also may incur substantial additional research and development expenditures to adapt our specifications to the version adopted by CableLabs. CableLabs has not established a schedule for adding the S-CDMA capabilities to the DOCSIS specifications. Delays in the establishment of a final specification for S-CDMA in DOCSIS could harm our plans to sell DOCSIS compatible modems and headend equipment. In particular, if the final DOCSIS S-CDMA specification is not approved prior to the time when we are ready to ship DOCSIS products with S-CDMA features included, then we may be required to delay the introduction of those products until the DOCSIS S-CDMA specification is released or to introduce the S-CDMA features as proprietary enhancements to a standard DOCSIS product. Either one of these events could harm revenues and operating results.

   We have already given CableLabs assurances that we will contribute some aspects of our proprietary S-CDMA technology to a royalty-free intellectual property pool, if S-CDMA is included in a future version of DOCSIS specifications. This royalty-free pool has been established by CableLabs to facilitate the participation of as many vendors as possible in providing equipment that is compatible with the DOCSIS specifications. As a result, any of our competitors who join the DOCSIS intellectual property pool would have access to some aspects of our technology and would not be required to pay us any royalties or other compensation. If a competitor is able to duplicate the functionality and capabilities of our technology, we could lose some or all of the time-to-market advantage we might otherwise have, which could harm our future revenues and operating results.

   We believe the addition of advanced upstream PHY capabilities to DOCSIS will increase the overall market for DOCSIS-compatible products, and as such will result in increased competition in the cable modem market. This competition could come from existing competitors or from new competitors who enter the market as a result of the enhancements to the specifications. This increased competition is likely to result in lower ASPs of cable modem systems and could harm revenues and gross margins. Because our competitors will be able to incorporate some aspects of our technology into their products, our current customers may choose alternate suppliers or choose to purchase DOCSIS-compliant cable modems with advanced PHY capabilities from multiple suppliers. We may be unable to produce DOCSIS compliant cable modems with advanced PHY capabilities more quickly or at lower cost than our competitors. The inclusion of our S-CDMA technology in future DOCSIS specification could result in increased competition for the services of our existing employees who have experience with S-CDMA. The loss of these employees to one or more competitors could harm our business.

   DOCSIS standards have not yet been accepted in Europe and Asia. An alternate standard for cable modem systems, called the EuroModem standard, or DAVIC/DVB, has been formalized, and some European cable system operators have embraced it. We intend to develop and sell products that comply with the EuroModem standard and to pursue having portions of our S-CDMA technology included in a future version of the EuroModem standard. We may be unsuccessful in these efforts.

We need to develop new products in order to remain competitive.

   Our future success will depend in part on our ability to develop, introduce and market new products in a timely manner. We also must respond to competitive pressures, evolving industry standards and technological advances. Our current S-CDMA products are not DOCSIS-compliant. We are currently developing a prototype of a DOCSIS system that incorporates an S-CDMA advanced PHY capability for testing and eventual inclusion in the DOCSIS standard. There is no guarantee that we will be successful in developing the prototype or that the prototype, if successfully developed, will be included in a future release of the DOCSIS standard. We anticipate that during 2000, existing or potential customers may delay purchases of our TeraComm system in order to purchase systems that comply with the DOCSIS standard. In addition, potential new customers could decide to purchase DOCSIS-compliant products from one or more of our competitors rather than from us. As a result, our product sales in the second half of 2000 may be lower than we anticipate. In order to promote sales of our currents products we may be required to reduce our prices for sales to existing customers. This would harm our operating results and gross margin.

   As a result of the inclusion of TDMA technology in the new DOCSIS version announced by CableLabs in February 2000, we will have to incorporate advanced TDMA technology into our DOCSIS-compliant products. If we are unable to do this effectively, or in a timely manner, we will lose some or all of the time-to-market advantage we might otherwise have had.

   Our future success will also depend on our ability to develop and market products for broadband applications over DSL and wireless networks. The markets for these broadband applications are also subject to evolving standards, such as NEBS compliance in the North American DSL market, and technological advances in these arenas. There is no guarantee that we will be successful in developing products that are compliant with these standards or that we will be successful in keeping pace with future technological advances in this arena.

Average selling prices of broadband access equipment typically decrease.

   The broadband access systems market has been characterized by erosion of average selling prices. We expect this to continue. This erosion is due to a number of factors, including competition, rapid technological change and price performance enhancements. The ASPs for our products may be lower than expected as a result of competitive pricing pressures, our promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. We anticipate that ASPs and gross margins for our products will decrease over product life cycles. In addition, we believe that the widespread adoption of industry standards is likely to further erode ASPs, particularly for cable modems and other similar consumer premise equipment. It is likely that the widespread adoption of industry standards will result in increased retail distribution of cable modems and other similar consumer premise equipment, which could put further price pressure on our products. Decreasing ASPs could result in decreased revenue even if the number of units sold increases. As a result, we may experience substantial period-to-period fluctuations in future operating results due to ASP erosion. Therefore, we must continue to develop and introduce on a timely basis next-generation products with enhanced functionalities that can be sold at higher gross margins. Our failure to do this could cause our revenues and gross margin to decline.

We must achieve cost reductions.

   Certain of our competitors currently offer products at prices lower than ours. Market acceptance of our products will depend in part on reductions in the unit cost of our products. We expect that as headend equipment becomes more widely deployed, the price of cable modems and other similar consumer premise equipment will decline. In particular, we believe that the widespread adoption of industry standards such as DOCSIS will cause increased price competition for consumer premise equipment. However, we may be unable to reduce the cost of our products sufficiently to enable us to compete with other suppliers. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures or lead to gross margin improvement.

   Some of our competitors are larger and manufacture products in significantly greater quantities than we intend to for the foreseeable future. Consequently, these competitors have more leverage in obtaining favorable pricing from suppliers and manufacturers. In order to remain competitive, we must significantly reduce the cost of manufacturing our cable modems through design and engineering changes. We may not be successful in redesigning our products. Even if we are successful, our redesign may be delayed or may contain significant errors and product defects. In addition, any redesign may not result in sufficient cost reductions to allow us to significantly reduce the list price of our products or improve our gross margin. Reductions in our manufacturing costs will require us to use more highly integrated components in future products and may require us to enter into high volume or long-term purchase or manufacturing agreements. Volume purchase or manufacturing agreements may not be available on acceptable terms. We could incur expenses without related revenues if we enter into a high volume or long-term purchase or manufacturing agreement and then decide that we cannot use the products or services offered by such agreement.

We must keep pace with rapid technological change to remain competitive.

   The markets for our products are characterized by rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. Our future success will depend upon our ability to enhance our existing products and to develop and introduce new products that achieve market acceptance. Providers of broadband access services may adopt alternative technologies or they may deploy alternative services that are incompatible with our products.

   The demand for broadband access services has resulted in the development of several competing modulation technologies. For example, some of our cable products utilize a modulation technology known as S-CDMA, while several of our competitors utilize modulation technologies known as TDMA and Frequency Division Multiple Access or "FDMA." Our headend equipment and cable modem products currently are not interoperable with the headend equipment and modems of other suppliers of broadband access products. As a result, potential customers who wish to purchase broadband access products from multiple suppliers may be reluctant to purchase our products. Although our technology may be incorporated into a future version of a DOCSIS specification or another industry standard, we cannot be certain that major cable operators will adopt these standards. Major cable operators may not adopt products or technologies based on our current proprietary S-CDMA technology or on any future industry standard S-CDMA technology. Further, major cable operators may adopt products or standards technologies based on competing modulation technologies. If competitors using other modulation technologies can incorporate functionality and capabilities currently found in S-CDMA, the value of our S-CDMA technology would be diminished.

Broadband access services have not achieved widespread market acceptance, and many competing technologies exist.

   Our success will depend upon the widespread commercial acceptance of broadband access services by service providers and end users of broadband access services. The market for these services is not fully developed. We cannot accurately predict the future growth rate or the ultimate size of the market for broadband access services. Potential users of our products may have concerns regarding the security, reliability, cost, ease of installation and use and capability of broadband access services in general.

   The market for our products may be impacted by the development of other technologies that enable the provisioning of broadband access services and the deployment of services over other media. Widespread acceptance of other technologies or deployment of services over media not supported by our products could materially limit acceptance of our broadband access systems. Broadband access services based on our products and technology may fail to gain widespread commercial acceptance by providers of broadband access services and end users. In addition, we only recently began to offer products based on alternate technologies such as DSL. We may not be successful in marketing and selling these products.

We need to develop additional distribution channels.

   We presently market our TeraComm system to cable operators and systems integrators. We believe that much of the North American cable modem market may shift to a retail distribution model. Accordingly, we may need to redirect our future marketing efforts to sell our cable modems directly to retail distributors and end users. This shift would require us to establish new distribution channels for our products. We may be unable to establish these additional distribution channels. If we do establish them, we may be unable to hire the additional personnel necessary to foster and enhance such distribution channels. In addition, if the cable modem market shifts to a retail distribution model, we may not successfully establish a retail distribution presence. To the extent that large consumer electronics companies enter the cable modem market, their well-established retail distribution capabilities would provide them with a significant competitive advantage.

We may be unable to market effectively to broadband access service providers.

   Our growth and future success will be substantially dependent upon our ability to convince providers of broadband access services to adopt our technologies, purchase our products and effectively market our products to end users. Our potential customers are likely to prefer purchasing products from established manufacturing companies that can demonstrate the capability to supply large volumes of products on short notice. In addition, many of our potential customers may be reluctant to adopt technologies that have not gained acceptance among other providers of similar services. This reluctance could result in lengthy product testing and acceptance cycles for our products. Consequently, the impediments to our initial sales may be even greater than those to later sales.

   No established distribution network in the cable modem industry exists that would provide us with easy access to smaller or geographically diverse cable operators. Therefore, our initial sales to larger, more established cable operators are critical to our business. Although we intend to establish strategic relationships with leading distributors worldwide, we may not succeed in establishing these relationships. Even if we do establish these relationships, the distributors may not succeed in marketing our products to cable operators. Some of our competitors have already established relationships with certain cable operators. These established relationships may further limit our ability to sell products to those cable operators. We do not have long, well-established relationships with those cable operators. If we were to sell our products to those cable operators, it would likely not be based on long-term contracts and those customers would be able to terminate their relationships with us at any time. In addition, one or more of our current customers could cancel its relationship with us at any time.

   We have recently begun marketing and selling our products to providers of DSL and wireless broadband services and thus we have very limited experience. We do not have long, well-established relationships with these providers, and we may not be successful in establishing these relationships.

We are dependent on broadband service providers choosing to offer additional services to their customers.

   We depend on cable operators to purchase our cable modem systems and to provide our cable modems to end users. Cable operators have a limited amount of available bandwidth over which they can offer robust data services, and they may not choose to provide these data services to their customers. If cable operators choose to provide these services, we also will depend upon them to market these services to cable customers, to install our equipment and to provide support to end users. In addition, we will be highly dependent on cable operators to continue to maintain their cable infrastructure in a manner that allows us to provide consistently high performance and reliable services. Our success also will depend upon the acceptance of our products by other providers of services to the cable industry, such as Excite@Home's @Home Network and Road Runner, a joint venture between MediaOne Group, Inc. and Time Warner Cable. Sales of our DSL and wireless products are also dependent on service providers choosing to purchase our products and to provide additional services to their end users.

Sales of our cable products are dependent on the cable industry upgrading to two-way cable infrastructure.

   Demand for our products will depend, to a significant degree, upon the magnitude and timing of capital spending by cable operators for implementation of access systems for data transmission over cable networks. This involves the enabling of two-way transmission over existing coaxial cable networks and the eventual upgrade to HFC in areas of higher penetration of data services. If cable operators fail to complete these upgrades of their cable infrastructures in a timely and satisfactory manner, the market for our products could be limited. In addition, few businesses in the United States currently have cable access. Cable operators may not choose to upgrade existing residential cable systems or to install new cable systems to serve business locations.

   The success and future growth of our business will be subject to economic and other factors affecting the cable television industry generally, particularly its ability to finance substantial capital expenditures. Capital spending levels in the cable industry in the United

States have fluctuated significantly in the past, and we believe that such fluctuations will occur in the future. The capital spending patterns of cable operators are dependent on a variety of factors, including the following:

  .  the availability of financing;

  . cable operators' annual budget cycles, as well as the typical reduction in upgrade projects during the winter months;

  . the status of federal, local and foreign government regulation and deregulation of the telecommunications industry;

  .  overall demand for cable services;

  . competitive pressures (including the availability of alternative data transmission and access technologies);

  .  discretionary consumer spending patterns; and

  .  general economic conditions.

   In recent periods, the United States cable market has been characterized by the acquisition of smaller and independent cable operators by large cable operators. We cannot predict the effect, if any, that consolidation in the United States cable industry will have on overall capital spending patterns by cable operators. The effect on our business of further industry consolidation also is uncertain.

Supply of our products may be limited by our ability to forecast demand accurately.

   The emerging nature of the broadband access services market makes it difficult for us to accurately forecast demand for our products. Our inability to accurately forecast the actual demand for our products could result in supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products or the loss of existing or potential customers, either of which could have a negative impact on our business, operating results or financial condition. In addition, we had unconditional purchase obligations of approximately $125.7 million as of March 31, 2000, primarily to purchase minimum quantities of materials and components used to manufacture our products. We must fulfill these obligations even if demand for our products is lower than we anticipate.

We are dependent on key third-party suppliers.

   We manufacture all of our products using components or subassemblies procured from third-party suppliers. Some of these components are available from a single source and others are available from limited sources. All of our sales are from products containing one or more components that are available only from single supply sources. In addition, some of the components are custom parts produced to our specifications. For example, we currently rely on Philips Semiconductors, Inc. to supply a custom ASIC that is used in our products. Other components, such as the radio frequency tuner and some surface acoustic wave filters, are procured from sole source suppliers. Any interruption in the operations of vendors of sole source parts could adversely affect our ability to meet our scheduled product deliveries to customers. We are dependent on semiconductor manufacturers and are affected by worldwide conditions in the semiconductor market. If we are unable to obtain a sufficient supply of components from our current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage customer relationships. Further, a significant increase in the price of one or more of these components could harm our gross margin or operating results.

Shortages in supplies of components may impair our ability to meet customer demands.

   Due to increasing demand for electronic and communications equipment, the worldwide market for component parts is currently constrained. Delays in key component or product deliveries may occur due to shortages resulting from a limited number of suppliers, the financial or other difficulties of such suppliers or a limitation in component product availability. Due to these current market conditions, we face the risk of possible shortages of certain key components that could result in product performance shortfalls and reduced control over or delay in delivery schedules, manufacturing capability, quality and costs, all of which could impair our ability to produce enough product to meet our customer demand. In addition, in order to fulfill demand for our products, we may have to purchase these components on the spot market at a price that may be higher than we have experienced in the past.

   Although we work closely with our suppliers to avoid these types of shortages, there can be no assurance that we will not encounter these problems in the future. While our suppliers have performed effectively and been relatively flexible to date, we believe that we will be faced with the following challenges going forward:

  . New markets in which we participate may grow quickly and consume component capacity; and

  . As we continue to acquire companies and new technologies, we are dependent, at least initially, on unfamiliar supply chains or relatively small supply partners.

   Manufacturing capacity and component supply constraints could be significant issues for us. If we were unable to obtain adequate quantities of significant component materials on a timely basis, our business and our customer relationships would be adversely affected. If we are unable to satisfy our customers' demand, our customers could decide to purchase products from our competitors. Inability to meet demand, or a decision by one or more of our customers to purchase from our competitors, could harm our operating results.

We may be unable to migrate to new semiconductor process technologies successfully or on a timely basis.

   Our future success will depend in part upon our ability to develop products that utilize new semiconductor process technologies. These technologies change rapidly and require us to spend significant amounts on research and development. We continuously evaluate the benefits of redesigning our integrated circuits using smaller geometry process technologies to improve performance and reduce costs. The transition of our products to integrated circuits with increasingly smaller geometries will be important to our competitive position. Other companies have experienced difficulty in migrating to new semiconductor processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. Moreover, we depend on our relationship with our third-party manufacturers to migrate to smaller geometry processes successfully.

Our ability to directly control product delivery schedules and product quality is dependent on third-party contract manufacturers.

   Most of our products are assembled and tested by contract manufacturers using testing equipment that we provide. As a result of our dependence on these contract manufacturers for assembly and testing of our products, we do not directly control product delivery schedules or product quality. Any product shortages or quality assurance problems could increase the costs of manufacture, assembly or testing of our products. In addition, as manufacturing volume increases, we will need to procure and assemble additional testing equipment and provide it to our contract manufacturers. The production and assembly of testing equipment typically requires significant time. We could experience significant delays in the shipment of our products if we are unable to provide this testing equipment to our contract manufacturers in a timely manner.

There are many risks associated with international operations.

   Sales to customers outside of the United States accounted for approximately 84% of our revenues in 1999 and approximately 74% of our revenues in 1998. We expect sales to customers outside of the United States to continue to represent a significant percentage of our revenues for the foreseeable future. International sales are subject to a number of risks, including the following:

  .  changes in foreign government regulations and communications standards;

  .  export license requirements, tariffs and taxes;

  .  other trade barriers;

  .  difficulty in protecting intellectual property;

  .  difficulty in collecting accounts receivable;

  .  difficulty in managing foreign operations; and

  .  political and economic instability.

   If our customers are affected by currency devaluations or general economic crises, such as the recent economic crisis affecting many Asian and Latin American economies, their ability to purchase our products could be reduced significantly. Payment cycles for international customers typically are longer than those for customers in the United States. Foreign markets for our products may develop more slowly than currently anticipated. Foreign countries may decide not to construct cable infrastructure or may prohibit, terminate or delay the construction of new cable plants for a variety of reasons. These reasons include environmental issues, economic downturns, the availability of favorable pricing for other communications services or the availability and cost of related equipment. Any action like this by foreign countries would reduce the market for our products.

   We anticipate that our foreign sales generally will be invoiced in U.S. dollars, and we currently do not plan to engage in foreign currency hedging transactions. However, as we commence and expand our international operations, we may be paid in foreign currencies and exposure to losses in foreign currency transactions may increase. We may choose to limit our exposure by the purchase of forward foreign exchange contracts or through similar hedging strategies. No currency hedging strategy can fully protect against exchange-related losses. In addition, if the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, the resulting effective price increase of our products to those foreign customers could result in decreased sales.

We may be unable to provide adequate customer support.

   Our ability to achieve our planned sales growth and retain current and future customers will depend in part upon the quality of our customer support operations. Our customers generally require significant support and training with respect to our broadband access systems, particularly in the initial deployment and implementation stages. To date our sales have been concentrated in a small number of customers. We have limited experience with widespread deployment of our products to a diverse customer base. We may not have adequate personnel to provide the levels of support that our customers may require during initial product deployment or on an ongoing basis. Our inability to provide sufficient support to our customers could delay or prevent the successful deployment of our products. In addition, our failure to provide adequate support could harm our reputation and relationship with our customers and could prevent us from gaining new customers.

Our industry is highly competitive with many established competitors.

   The market for broadband access systems is extremely competitive and is characterized by rapid technological change. Our direct competitors in the cable access systems arena include Cisco Systems, Com21, General Instrument, Matsushita Electric Industrial (which markets products under the brand name "Panasonic"), Motorola, Nortel Networks, Vyyo, Thomson Consumer Electronics (which markets products under the brand name "RCA"), Samsung, Scientific-Atlanta, Sony, 3Com, Toshiba and Zenith Electronics. We also compete with companies that develop integrated circuits for broadband access products, such as Broadcom, Conexant and Texas Instruments. We also sell products that compete with existing data access and transmission systems utilizing the telecommunications networks, such as those of 3Com. Additionally, our controller and headend system products face intense competition from well-established companies such as Cisco, Nortel and 3Com. In addition, we compete with companies in the DSL arena such as ECI, Charles Industries, Pairgain, Copper Mountain, Accelerated Networks, Integral Access and VINA Technologies. As standards, such as DOCSIS, are developed for broadband access systems, other companies may enter the broadband access systems market. The principal competitive factors in our market include the following:

  .  product performance, features and reliability;

  .  price;

  .  size and stability of operations;

  .  breadth of product line;

  .  sales and distribution capability;

  .  technical support and service;

  .  relationships with providers of broadband access services; and

  .  compliance with industry standards.

   Some of these factors are outside of our control. The existing conditions in the broadband access market could change rapidly and significantly as a result of technological advancements. The development and market acceptance of alternative technologies could decrease the demand for our products or render them obsolete. Our competitors may introduce broadband access products that are less costly, provide superior performance or achieve greater market acceptance than our products.

   Many of our current and potential competitors have significantly greater financial, technical, marketing, distribution, customer support and other resources, as well as greater name recognition and access to customers than we do. The anticipated widespread adoption of DOCSIS and other industry standards is likely to cause increased worldwide price competition, particularly in the North American market. The adoption of DOCSIS and these other standards also could result in lower sales of our TeraComm system, including the higher margin headend products. Any increased price competition or reduction in sales of our headend products would result in downward pressure on our gross margin. We cannot accurately predict how the competitive pressures that we face will affect our business.

Our business is dependent on the Internet and the development of the Internet infrastructure.

   Our success will depend in large part on increased use of the Internet to increase the need for high speed broadband access networks. Critical issues concerning the commercial use of the Internet remain largely unresolved and are likely to affect the development of the market for our products. These issues include security, reliability, cost, ease of access and quality of service. Our success also will depend on the growth of the use of the Internet by businesses, particularly for applications that utilize multimedia content and thus require high bandwidth. The recent growth in the use of the Internet has caused frequent periods of performance degradation. This has required the upgrade of routers, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our products. Potentially increased performance provided by our products and the products of others ultimately is limited by and reliant upon the speed and reliability of the Internet backbone itself. Consequently, the emergence and growth of the market for our products will depend on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

Our failure to manage growth could adversely affect us.

   The growth of our business has placed, and is expected to continue to place, a significant strain on our limited personnel, management and other resources. Our management, personnel, systems, procedures and controls may be inadequate to support our existing and future operations. To manage any future growth effectively, we will need to attract, train, motivate, manage and retain employees successfully, to integrate new employees into our overall operations and to continue to improve our operational, financial and management systems.

We are dependent on key personnel.

   Due to the specialized nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain qualified engineering, sales, marketing and senior management personnel. The competition for personnel is intense. The loss of any of these individuals, particularly our Chairman, President and Chief Technical Officer, Shlomo Rakib, and our Chief Executive Officer, Zaki Rakib, would harm our business. In addition, if we are unable to hire additional qualified personnel as needed, we may be unable to adequately manage and complete our existing sales commitments and to bid for and execute additional sales. Further, we must train and manage our growing employee base, which is likely to require increased levels of responsibility for both existing and new management personnel. Our current management personnel and systems may be inadequate, and we may fail to assimilate new employees successfully.

   Highly skilled employees with the education and training that we require, especially employees with significant experience and expertise in both data networking and radio frequency design, are in high demand. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. We do not have "key person" insurance coverage for the loss of any of our employees. Any officer or employee of our company can terminate his or her relationship with us at any time. Our employees generally are not bound by non-competition agreements with us.

Our business is subject to the risks of product returns, product liability and product defects.

   Products as complex as ours frequently contain undetected errors or failures, especially when first introduced or when new versions are released. Despite testing, errors may occur.

The occurrence of errors could result in product returns and other losses to our company or our customers. This occurrence also could result in the loss of or delay in market acceptance of our products. Due to the recent introduction of our products, we have limited experience with the problems that could arise with this generation of products. However, the limitation of liability provision contained in our purchase agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. We have not experienced any product liability claims to date, but the sale and support of our products entails the risk of such claims. In addition, any failure by our products to properly perform could result in claims against us by our customers. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and management time and resources.

We may be unable to adequately protect or enforce our intellectual property rights.

   We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in our products. Our pending patent applications may not be granted. Even if they are granted, the claims covered by the patents may be reduced from those included in our applications. Any patent might be subject to challenge in court and, whether or not challenged, might not be broad enough to prevent third parties from developing equivalent technologies or products without taking a license from us. We have entered into confidentiality and invention assignment agreements with our employees, and we enter into non-disclosure agreements with some of our suppliers, distributors and appropriate customers so as to limit access to and disclosure of our proprietary information. These statutory and contractual arrangements may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of some foreign countries might not protect our products or intellectual property rights to the same extent as do the laws of the United States. Protection of our intellectual property might not be available in every country in which our products might be manufactured, marketed or sold.

   In November 1998, CableLabs selected us to co-author DOCSIS 1.2, an enhanced version of the DOCSIS cable modem specification based in part on our S-CDMA technology. In September 1999, CableLabs indicated that it intended to proceed with the advanced PHY work on two parallel tracks: one for the development of a prototype based on our S-CDMA technology and one for the inclusion of Advanced TDMA technology, as proposed by other companies. In February 2000, CableLabs further clarified the status of the advanced PHY project regarding a separate release that will include TDMA technologies. In addition, CableLabs reiterated that it is continuing to work with us on the development of a DOCSIS specification that could include our S-CDMA technology. To that end, we have indicated to CableLabs that we would contribute some aspects of our S-CDMA technology to the DOCSIS intellectual property pool if and when a DOCSIS specification is approved that includes our S-CDMA technology.

   We would contribute our technology pursuant to a license agreement with CableLabs that we would execute at that time, and which contains the terms that CableLabs has established for the inclusion of any intellectual property from any source in the DOCSIS specifications. Under the terms of the proposed license agreement, we would grant to CableLabs a royalty-free license for those aspects of our S-CDMA technology that are essential for compliance with the DOCSIS cable modem standard. So-called "implementation know how" is not covered by this license-only those aspects of the technology that are essential to implementing a compliant product. CableLabs would have the right to extend royalty-free sublicenses to companies that wish to build DOCSIS-compatible products. These sublicenses would allow participating companies to utilize and incorporate the essential portions of the S-CDMA technology on a royalty-free basis for the limited use of making and selling products or systems that comply with the DOCSIS cable modem specification. Terayon has already joined the DOCSIS intellectual property pool and, as a result, we have a royalty-free sublicense that allows us to ship DOCSIS-compatible products which contain intellectual property submitted by other companies. The scope of this license would not extend to the use of the S-CDMA technology in other areas; only for products that comply with the DOCSIS specifications. As a result, any of our competitors who join or have joined the DOCSIS intellectual property pool will have access to some aspects of our technology without being required to pay us any royalties or other compensation. If and when we submit S-CDMA to the DOCSIS Intellectual Property pool, we are in no way restricted from entering into royalty-bearing license agreements with companies that wish to use the S-CDMA technology for purposes other than implementing DOCSIS compatible products, or that do not wish to enter into the DOCSIS intellectual property pool. Further, some of our competitors have been successful in reverse engineering the technology of other companies, and the inclusion of S-CDMA in a future DOCSIS specification would expose some aspects of our technology to those competitors. DOCSIS specifications are available on an open basis once they are approved, not only to companies that are members of the DOCSIS IP Pool. If a competitor is able to duplicate the functionality and capabilities of our technology, we could lose all or some of the time-to-market advantage we might otherwise have. Under the terms of the proposed license agreement, if we sue certain parties to the proposed license agreement on claims of infringement of any copyright or patent right or misappropriation of any trade secret, those parties may terminate our license to the patents or copyrights they contributed to the DOCSIS intellectual property pool. If a termination like this were to occur, we would continue to have access to some aspects of the DOCSIS intellectual property pool, but we would not be able to develop products that fully comply with the DOCSIS cable modem specification. Also, even if we were to be removed from the IP pool, we would not be prevented from developing and selling products that fully comply with the DOCSIS specifications, but we would not be able to do this with the benefit of a royalty-free license, which would increase the cost of our products, assuming we were able to obtain a license agreement for the required technology. Because of these terms, we may find it difficult to enforce our intellectual property rights against certain companies, even in areas that are not directly related to DOCSIS specifications and products.

   We anticipate that developers of cable modems increasingly will be subject to infringement claims as the number of products and competitors in our industry segment grows. We have received letters from two individuals claiming that our technology infringes patents held by these individuals. We have reviewed the allegations made by these individuals and, after consulting with our patent counsel, we do not believe that our technology infringes any valid claim of these individuals' patents. If the issues are submitted to a court, the court could find that our products infringe these patents. In addition, these individuals may continue to assert infringement. If we are found to have infringed these individuals' patents, we could be subject to substantial damages and/or an injunction preventing us from conducting our business. In addition, other third parties may assert infringement claims against us in the future. An infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us or at all. Litigation also may be necessary to enforce our intellectual property rights.

   We pursue the registration of our trademarks in the United States and have applications pending to register several of our trademarks. However, the laws of certain foreign countries might not protect our products or intellectual property rights to the same extent as the laws of the United States. This means that effective trademark, copyright, trade secret and patent protection might not be available in every country in which our products might be manufactured, marketed or sold.

Our business is subject to communications industry regulations.

   Our business and our customers are subject to varying degrees of federal, state and local regulation. The jurisdiction of the Federal Communications Commission extends to the communications industry, including our broadband access products. The FCC has promulgated regulations that, among other things, set installation and equipment standards for communications systems. Although FCC regulations and other governmental regulations have not materially restricted our operations to date, future regulations applicable to our business or our customers could be adopted by the FCC or other regulatory bodies. For example, FCC regulatory policies affecting the availability of cable services and other terms on which cable companies conduct their business may impede our penetration of certain markets. In addition, regulation of cable television rates may affect the speed at which cable operators upgrade their cable infrastructures to two-way HFC. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards for such products and services. This process generally involves extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past, and may in the future, cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers.

   If other countries begin to regulate the cable modem industry more heavily or introduce standards or specifications with which our products do not comply, we will be unable to offer products in those countries until our products comply with those standards or specifications. In addition, we may have to incur substantial costs to comply with those standards or specifications. For instance, should the DAVIC standards for ATM-based digital video be established internationally, we will need to conform our cable modems to compete. Further, many countries do not have regulations for installation of cable modem systems or for upgrading existing cable network systems to accommodate our products. Whether we currently operate in a country without these regulations or enter into the market in a country these regulations do not exist, new regulations could be proposed at any time. The imposition of regulations like this could place limitations on a country's cable operators' ability to upgrade to support our products. Cable operators in these countries may not be able to comply with these regulations, and compliance with these regulations may require a long, costly process. For example, we experienced delays in product shipments to a customer in Brazil due to delays in certain regulatory approvals in Brazil. Similar delays could occur in other countries in which we market or plan to market our products. In addition, our customers in certain parts of Asia, such as Japan, are required to obtain licenses prior to selling our products, and delays in obtaining required licenses could harm our ability to sell products to these customers.

Our business is subject to other regulatory approvals and certifications.

   In the United States, in addition to complying with FCC regulations, our products are required to meet certain safety requirements. For example, we are required to have our products certified by Underwriters Laboratory in order to meet federal requirements relating to electrical appliances to be used inside the home. Outside the United States, our products are subject to the regulatory requirements of each country in which the products are manufactured or sold. These requirements are likely to vary widely. We may be unable to obtain on a timely basis or at all the regulatory approvals that may be required for the manufacture, marketing and sale of our products. In addition to regulatory compliance, some cable industry participants may require certification of compatibility.

We are vulnerable to earthquakes and other natural disasters.

   The facility housing our corporate headquarters, the majority of our research and development activities and our in-house manufacturing operations is located in an area of California known for seismic activity. In addition, the operations of some of our key suppliers are also located in this area and in other areas know for seismic activity, such as Taiwan. An earthquake, or other significant natural disaster, could result in an interruption in our business or that of one or more of our key suppliers. Such an interruption could harm our operating results.

                                   Signature

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    Terayon Communication Systems, Inc.


Dated:  July 18, 2000                By: /s/ Ray M. Fritz
                                         ----------------------------
                                         Ray M. Fritz
                                         Chief Financial Officer